$65,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
among
LIONBRIDGE TECHNOLOGIES, INC.
and
LIONBRIDGE INTERNATIONAL FINANCE LIMITED
as the Borrowers,
THE MATERIAL DOMESTIC SUBSIDIARIES OF THE BORROWERS
FROM TIME TO TIME PARTIES HERETO,
as US Guarantors,
THE LENDERS PARTIES HERETO,
HSBC BANK USA, NATIONAL ASSOCIATION
as a Lender, Administrative Agent, Sole Lead Arranger and Sole Book Runner,
and
RBS CITIZENS, N.A.
and
PEOPLE’S UNITED BANK
as Lenders
Dated as of October 30, 2013

TABLE OF CONTENTS

Schedules

Schedule 1.1-1
Schedule 1.1-2
Schedule 1.1-4
Schedule 1.1-5
Schedule 2.1(b)(i)
Schedule 2.1(e)
Schedule 2.3(d)
Schedule 2.10
Schedule 3.3
Schedule 3.12
Schedule 3.16
Schedule 3.19(a)
Schedule 3.19(b)
Schedule 3.19(c)
Schedule 3.22
Schedule 3.25
Schedule 3.26
Schedule 3.29
Schedule 4.1(b)
Schedule 4.1(j)
Schedule 4.1(u)
Schedule 5.10
Schedule 6.1(b)
Schedule 9.6(c)
Account Designation Letter
Permitted Liens
Existing Letters of Credit
Corporate Investment Policy
Form of Notice of Borrowing
Form of Revolving Note
Form of Swingline Note
Form of Notice of Conversion/Extension
Jurisdictions of Organization/Qualification
Subsidiaries
Intellectual Property
Location of Real Property
Location of Collateral
Chief Executive Offices/Principal Place of Business
Labor Matters
Material Contracts
Insurance
Board of Directors; Capitalization
Form of Secretary’s Certificate
Form of Solvency Certificate
Sources and Uses
Form of Joinder Agreement
Indebtedness
Form of Assignment Agreement

This AMENDED AND RESTATED CREDIT AGREEMENT (the “Credit Agreement”), dated as of October 30, 2013, is by and among LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation (the “Company”), LIONBRIDGE INTERNATIONAL FINANCE LIMITED, a company formed under the laws of Ireland (the “Foreign Borrower” and, together with the Company, the “Borrowers”, and each individually a “Borrower”), those Material Domestic Subsidiaries of the Company identified as “US Guarantors” on the signature pages hereto and such other Material Domestic Subsidiaries of the Company as may from time to time become a party hereto (each a “US Guarantor” and collectively, the “US Guarantors”), the Foreign Guarantors from time to time parties hereto (each a “Foreign Guarantor” and collectively, the “Foreign Guarantors”), the several banks and other financial institutions as may from time to time become parties to this Credit Agreement (the “Lenders” and each a “Lender”), HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association, as a Lender, administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”), sole lead arranger and sole book runner.

W I T N E S S E T H:

WHEREAS, the Borrowers, the US Guarantors, the Foreign Guarantors, the Lender and the Administrative Agent are parties to that certain Credit Agreement, dated as of December 21, 2006, as amended by that certain Amendment and Joinder Agreement, dated January 22, 2007, and as further amended by that certain Amendment and Joinder Agreement to Credit Agreement, dated October 30, 2009, Amendment No. 3 to Credit Agreement, dated September 30, 2010, and Amendment No. 4 to Credit Agreement, dated November 2, 2012 (as the same may have been further amended, the “Existing Agreement”);

WHEREAS, the Borrowers have requested, and HSBC has agreed to amend and restate the Existing Agreement.

WHEREAS, the parties hereto are willing to so amend and restate the Existing Agreement upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

ARTICLE I.
DEFINITIONS AND OTHER PROVISIONS

Section 1.1 Defined Terms.

As used in this Credit Agreement, terms defined in the preamble to this Credit Agreement have the meanings therein indicated, and the following terms have the following meanings:

“Accessible Borrowing Availability” shall mean, as of any date of determination, the amount that the Borrowers are able to borrow on such date under the Revolving Committed Amount without a Default or Event of Default occurring or existing after giving pro forma effect to such borrowing.

“Account Designation Letter” shall mean the Notice of Account Designation Letter dated as of the Closing Date from the Company to the Administrative Agent substantially in the form attached hereto as Schedule 1.1-1.

“Additional Credit Party” shall mean each Person that becomes a US Guarantor by execution of a Joinder Agreement in accordance with Section 5.10.

“Additional Foreign Guarantors” shall mean, collectively, Lionbridge International, a company formed under the laws of Ireland, and Lionbridge Luxembourg S.à.r.l., a company formed under the laws of Luxembourg.

“Administrative Agent” shall have the meaning set forth in the first paragraph of this Credit Agreement and any successors and/or assigns in such capacity.

“Administrative Agent’s Office” shall mean, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.2 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Company and the Lenders.

“Administrative Details Form” shall mean, with respect to any Lender, a document containing such Lender’s contact information for purposes of notices provided under this Credit Agreement and account details for purposes of payments made to such Lender under this Credit Agreement.

“Affected Lender” shall have the meaning set forth in Section 2.15(a).

“Affiliate” shall mean as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by HSBC at its principal office in New York, NY as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in the Prime Rate occurs. The parties hereto acknowledge that the rate announced publicly by HSBC as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks; and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published on the next succeeding Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive in the absence of manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms above, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the opening of business on the date of such change.

“Alternate Base Rate Loans” shall mean Loans that bear interest at an interest rate based on the Alternate Base Rate.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Credit Party from time to time concerning or relating to bribery or corruption.

“Applicable Percentage” shall mean, for any day, the rate per annum set forth below opposite the applicable level then in effect, it being understood that the Applicable Percentage for (a) Revolving Loans that are LIBOR Rate Loans shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (b) the Letter of Credit Fee shall be the percentage set forth under the column “LIBOR Rate Margin for Revolving Loans and Letter of Credit Fee”, (c) Revolving Loans that are Alternate Base Rate Loans shall be the percentage set forth under the column “Alternate Base Rate Margin for Revolving Loans” and (d) the Commitment Fee shall be the percentage set forth under the column “Commitment Fee”:

		LIBOR Rate Margin
		for Revolving Loans	Alternate Base Rate
		and Letter of	Margin for
Level	Leverage Ratio	Credit Fee	Revolving Loans	Commitment Fee
I	= 2.50 to 1.0	2.00%	1.00%	0.400%

II	= 1.50 to 1.0 but < 2.50 to 1.0	1.75%	0.75%	0.350%

III	= 1.00 to 1.0 but < 1.50 to 1.0	1.50%	0.50%	0.300%

IV	< 1.00 to 1.0	1.25%	0.25%	0.250%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date five (5) Business Days after the date on which the Administrative Agent has received from the Company the quarterly and annual financial information and the certifications required to be delivered to the Administrative Agent and the Lenders in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(a) pursuant to which the Company shall notify the Administrative Agent of a change in the applicable pricing level based on the financial information contained therein (each an “Interest Determination Date”). Subject to the last sentence of this definition, such Applicable Percentage shall be effective from such Interest Determination Date until the next such Interest Determination Date. Notwithstanding the foregoing, (i) the initial Applicable Percentage for Revolving Loans and Letter of Credit Fees shall be set at Level III until the Interest Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.2(a) for the quarter ended December 31, 2013 and (ii) the initial Commitment Fee shall be set at Level III until the Interest Determination Date occurring after the delivery of the officer’s compliance certificate pursuant to Section 5.2(a) for the quarter ended December 31, 2013. If the Company shall fail to provide the quarterly and annual financial information and certifications in accordance with the provisions of Sections 5.1(a), 5.1(b) and 5.2(a), the Applicable Percentage shall, on the date five (5) Business Days after the date by which the Company was so required to provide such financial information and certifications to the Administrative Agent and the Lenders, be based on Level I until such time as such information and certifications are provided, whereupon the Level shall be determined by the then current Leverage Ratio.

“Applicable Time” shall mean, with respect to any borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” shall mean, with respect to any Lender, any fund or trust or entity that invests in commercial bank loans in the ordinary course of business and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender, (c) any other Lender or any Affiliate thereof or (d) the same investment advisor as any Person described in clauses (a) – (c).

“Arranger” shall mean HSBC.

“Assignment Agreement” shall mean an Assignment Agreement, substantially in the form of Schedule 9.6(c).

“Bankruptcy Code” shall mean the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” shall mean the occurrence of an Event of Default under Section 7.1(e).

“Borrower” and “Borrowers” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Borrowing Date” shall mean, in respect of any Loan, the date such Loan is made.

“Business” shall have the meaning set forth in Section 3.10(b).

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of Dollars or Foreign Currencies, as applicable, in the London interbank market and (b) when used in connection with a Foreign Currency Loan, the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such Foreign Currency.

“Capital Lease” shall mean any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Lease Obligations” shall mean the capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Capital Stock” shall mean (a) in the case of a corporation or company, capital stock or shares, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” shall mean at any time the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 40% or more of the then outstanding Voting Stock of the Company; or (b) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors at the beginning of such period, and such replacements shall not have been approved or nominated by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Closing Date” shall mean the date of this Credit Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean a collective reference to the collateral that is identified in, and at any time will be covered by, the Security Documents, and any other property or assets of a Credit Party, whether tangible or intangible and whether real or personal, upon which the Administrative Agent has been granted a Lien.

“Commitment” shall mean the Revolving Commitments, the LOC Commitment and the Swingline Commitments, individually or collectively, as appropriate.

“Commitment Fee” shall have the meaning set forth in Section 2.5(a).

“Commitment Letter” shall mean the letter agreement dated September 27, 2013 addressed to the Company from the Administrative Agent and the Arranger, as amended, modified or otherwise supplemented.

“Commitment Percentage” shall mean the Revolving Commitment Percentage.

“Commitment Period” shall mean the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group that includes the Company and that is treated as a single employer under Section 414 of the Code.

“Company” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Consolidated Capital Expenditures” shall mean, for any period, all capital expenditures of the Company and its Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP. The term “Consolidated Capital Expenditures” shall not include capital expenditures in respect of the reinvestment of proceeds derived from Recovery Events received by the Company and its Subsidiaries to the extent that such reinvestment is permitted under the Credit Documents.

“Consolidated EBITDA” shall mean, for each period, the sum of (a) Consolidated Net Income for such period, plus (b) an amount that, in the determination of Consolidated Net Income for such period, has been deducted for (i) interest expense; (ii) total federal, state, local and foreign income, value added and similar taxes; (iii) non-cash charges associated with employee stock and option plans; (iv) depreciation and amortization expense for such period; (v) amortization or write-down of intangibles (including, but not limited to, goodwill) (vi) up to $2,500,000 of realized foreign exchange charges related to hedging agreements; (vii) other non-cash charges not to exceed $1,000,000 for such period; (viii) for any period ending on or before December 31, 2015, non-recurring cash and non-cash charges not to exceed $8,000,000 annually; and (ix) for any period ending subsequent to December 31, 2015, non-recurring cash and non-cash charges not to exceed $4,000,000 annually, provided, however, that such non-recurring cash and non-cash charges in clauses (viii) and (ix) do not exceed, without duplication, $15,000,000 in the aggregate during the term of this Agreement; minus (c) any non-cash charge (other than non-cash charges reflected in clauses (viii) and (ix)) previously added back to Consolidated Net Income in the calculation of Consolidated EBITDA to the extent such non-cash charge becomes a cash charge plus realized foreign exchange gains related to hedging agreements, all as determined in accordance with GAAP. “Consolidated Interest Expense” shall mean, for any period, all interest expense of the Company and its Subsidiaries (including, without limitation, the interest component under Capital Leases, but excluding intercompany interest expense), as determined in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, net income (excluding extraordinary items, interest income and tax credits, rebates and other benefits) for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Consolidated Revenues” shall mean, for any period, revenues for such period of the Company and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Copyright Licenses” shall mean any agreement, written or oral, providing for a grant by or to a Credit Party of any right under any Copyright, including, without limitation, any thereof referred to in Schedule 3.16, but excluding any license of a Copyright to a Credit Party with respect to a generally available product.

“Copyrights” shall mean (a) all registered United States copyrights in all Works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office and any thereof referred to in Schedule 3.16, and (b) all renewals thereof including, without limitation, any renewals thereof referred to in Schedule 3.16.

“Corporate Investment Policy Investments” shall mean Investments made in accordance with the Corporate Investment Policy set forth on Schedule 1.1-5 attached hereto.

“Credit Agreement” shall mean this Credit Agreement, as amended, modified, restated, extended, replaced or supplemented from time to time in accordance with its terms.

“Credit Documents” shall mean this Credit Agreement, each of the Notes, any Joinder Agreement, the Letters of Credit, any Assignment Agreement, the LOC Documents, the Security Documents and all other agreements, documents, certificates and instruments delivered to the Administrative Agent or any Lender by any Credit Party in connection therewith (other than any Hedging Agreement, any pooling agreement or any cash management agreement, and any agreement, document, certificate or instrument related thereto).

“Credit Party” shall mean any of the Borrowers, the US Guarantors or the Foreign Guarantors, individually or collectively, as appropriate.

“Credit Party Obligations” shall mean, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders (including the Issuing Lender and the Swingline Lender) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents, including principal, interest, fees, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code) and (b) all liabilities and obligations, whenever arising, owing from the Credit Parties or any of their Subsidiaries to any Hedging Agreement Provider arising under, or in connection with, any Secured Hedging Agreement, and (c) all liabilities and obligations, whenever arising, owing from the Credit Parties or any of their Subsidiaries to any Lender arising under, or in connection with, any pooling agreement or cash management agreement; provided, however, that the definition of “Credit Party Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“Debtor Relief Laws” shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event that would constitute an Event of Default, whether or not any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender” shall mean, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Lender or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, each Swingline Lender and each Lender.

“Deposit Account Control Agreement” shall mean an agreement among a Credit Party, a depository institution, and the Administrative Agent, which agreement is in a form acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the Uniform Commercial Code) over the deposit accounts described therein, as the same may be amended, restated, supplemented, extended, replaced or otherwise modified from time to time.

“Designated Funding Subsidiary” shall have the meaning set forth in Section 2.1(b)(iv).

“Designating Revolving Lender” shall have the meaning set forth in Section 2.1(b)(iv).

“Dollar Amount” shall mean, at any time, (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of any Foreign Currency or an amount denominated in such Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) applicable to such Foreign Currency.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Lending Office” shall mean, initially, the office of each Lender designated as such Lender’s Domestic Lending Office in such Lender’s Administrative Details form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which Alternate Base Rate Loans of such Lender are to be made.

“Domestic Subsidiary” shall mean any Subsidiary that is organized and existing under the laws of the United States or any state or commonwealth thereof or under the laws of the District of Columbia.

“EMU” shall mean Economic and Monetary Union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of a single or unified European currency (whether known as the Euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Laws” shall mean any and all applicable foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirement of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time be in effect during the term of this Credit Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” shall mean the single currency of Participating Member States of the European Union.

“Euro Unit” shall mean the currency unit of the Euro.

“Eurodollar Reserve Percentage” shall mean for any day, the maximum rate (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) at which any bank subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against Eurocurrency Liabilities (as that term is used in Regulation D), if such liabilities were outstanding. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” shall mean any of the events specified in Section 7.1; provided, however, that any requirement for the giving of notice or the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, together with any amendment thereto or replacement thereof and any rules or regulations promulgated thereunder.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty Obligation of such Guarantor of , or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guaranty of such Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded US Subsidiary” shall have the meaning set forth in Section 5.10.

“Existing Letters of Credit” shall mean each of the letters of credit described by date of issuance, amount, beneficiary and the date of expiry on Schedule 1.1-4 hereto.

“Extension of Credit” shall mean, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Federal Funds Effective Rate” shall have the meaning set forth in the definition of “Alternate Base Rate”.

“Fixed Charge Coverage Ratio” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on the last day of any fiscal quarter of the Company, the ratio of (a) Consolidated EBITDA for the applicable period, minus Consolidated Capital Expenditures for the applicable period, minus Restricted Payments permitted under Section 6.10(c) to the extent paid in cash during the applicable period to (b) the sum of Consolidated Interest Expense paid or payable in cash for such period plus amounts paid or payable in cash during such period paid in respect of federal, state, local and foreign income, value added and similar taxes.

“Flood Hazard Property” shall mean any real property of a Credit Party that is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Borrower” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“Foreign Credit Party” shall mean any of the Foreign Borrower or the Additional Foreign Guarantors, individually or collectively, as appropriate.

“Foreign Credit Party Obligations” shall mean the Credit Party Obligations of the Foreign Borrower and the Foreign Guarantors (other than the Company and the US Guarantors).

“Foreign Currency” shall mean Euros and Canadian dollars.

“Foreign Currency Equivalent” shall mean, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Foreign Currency as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) applicable to such Foreign Currency.

“Foreign Currency Loan” shall mean any Loan denominated in a Foreign Currency.

“Foreign Guarantors” shall mean the Additional Foreign Guarantors, together with the Company, and each individually a “Foreign Guarantor”.

“Foreign Guaranty” shall mean the guaranty of the Foreign Guarantors set forth in Article XI.

“Foreign Pledge Agreements” shall mean, collectively, the Charge on Shares of Lionbridge International and the Charge on Shares of Lionbridge International Finance Limited.

“Foreign Pledge Documents” shall mean the Foreign Pledge Agreements and, without limitation, any additional agreements or filings in connection with the Foreign Pledge Agreements.

“Foreign Subsidiary” shall mean any Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Funding Indemnity Letter” shall mean a letter agreement between the Administrative Agent and the Company pursuant to which the Company agrees to indemnify the Lenders in accordance with the terms of Section 2.17 for any funding loss or expense incurred by the Lenders related to the Loans to be made on the Closing Date.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis (or, when used in relation to a Foreign Subsidiary, generally accepted accounting principles in effect in the country of such Foreign Subsidiary’s organization applied on a consistent basis, to the extent applicable), subject, however, in the case of determination of compliance with the financial covenants set out in Section 5.9, to the provisions of Section 1.3.

“Guarantor” shall mean the US Guarantor and all Foreign Guarantors.

“Government Acts” shall have the meaning set forth in Section 2.19.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranty Obligations” shall mean, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hedging Agreement Provider” shall mean any Person that enters into a Secured Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 6.1 to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Secured Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under the Credit Agreement.

“Hedging Agreements” shall mean, with respect to any Person, any agreement entered into to protect such Person against fluctuations in interest rates, or currency or raw materials values, including, without limitation, any interest rate swap, cap or collar agreement or similar arrangement between such Person and one or more counterparties, any foreign currency exchange agreement, currency protection agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“HSBC” means HSBC Bank USA, National Association

“Indebtedness” shall mean, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations (including, without limitation, earnout obligations) of such Person incurred, issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business and due within six months of the incurrence thereof) that would appear as liabilities on a balance sheet of such Person, (e) the principal portion of all obligations of such Person under Capital Leases, (f) all obligations of such Person under Hedging Agreements, excluding any portion thereof that would be accounted for as interest expense under GAAP, (g) the maximum amount of all letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn and unreimbursed thereunder (excluding performance based letters of credit issued to the Borrower’s customers in connection with certain long-term contracts), (h) all preferred Capital Stock or other equity interests issued by such Person and which by the terms thereof are (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration prior to the date which is six months after the Maturity Date, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (j) all obligations of such Person under take or pay or similar arrangements or under commodities agreements, (k) all Indebtedness of others of the type described in clauses (a) through (j) hereof secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (l) all Guaranty Obligations of such Person with respect to Indebtedness of another Person of the type described in clauses (a) through (j) hereof, and (m) all Indebtedness of the type described in clauses (a) through (j) hereof of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, except to the extent such Indebtedness is expressly non-recourse to such Person. Indebtedness of any Person shall be determined in accordance with GAAP.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in Section 4245 of ERISA.

“Insolvent” shall mean being in a condition of Insolvency.

“Intellectual Property” shall mean all Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses.

“Interest Determination Date” shall have the meaning assigned thereto in the definition of “Applicable Percentage”.

“Interest Payment Date” shall mean (a) as to any Alternate Base Rate Loan or Swingline Loan, the last Business Day of each March, June, September and December and on the applicable Maturity Date, (b) as to any LIBOR Rate Loan having an Interest Period of three months or less, the last day of such Interest Period and (c) as to any LIBOR Rate Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” shall mean, with respect to any LIBOR Rate Loan,

(a) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability, as selected by the Company in the Notice of Borrowing or Notice of Conversion given with respect thereto; and

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three or six months thereafter, subject to availability, as selected by the Company by irrevocable notice to the Administrative Agent not less than (x) with respect to LIBOR Rate Loans denominated in Dollars, three Business Days prior to the last day of the then current Interest Period with respect thereto and (y) with respect to LIBOR Rate Loans denominated in Foreign Currency, four Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(i) if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii) if the Company shall fail to give notice as provided above, the Company shall be deemed to have selected (A) in the case of Loans denominated in Dollars, an Alternate Base Rate Loan to replace the affected LIBOR Rate Loan and (B) in the case of Loans denominated in Foreign Currencies, an Interest Period of one month;

(iv) no Interest Period in respect of any Loan shall extend beyond the applicable Maturity Date; and

(v) no more than eight (8) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans with different Interest Periods shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date, although borrowings, extensions and conversions may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Issuing Lender” shall mean (a) with respect to the Existing Letters of Credit, HSBC, and (b) with respect to any other Letter of Credit, HSBC or any successor in such capacity.

“Issuing Lender Fees” shall have the meaning set forth in Section 2.5(c).

“Joinder Agreement” shall mean, with respect to any new US Guarantor, a Joinder Agreement substantially in the form of Schedule 5.10.

“Lender” shall have the meaning set forth in the first paragraph of this Credit Agreement and shall include the Issuing Lender and the Swingline Lender.

“Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its LOC Commitment and Revolving Commitment Percentage.

“Letter of Credit” shall mean (a) any letter of credit issued by the Issuing Lender pursuant to the terms hereof and (b) any Existing Letters of Credit, in each case as such letter of credit may be amended, modified, extended, renewed or replaced from time to time.

“Letter of Credit Facing Fee” shall have the meaning set forth in Section 2.5(c).

“Letter of Credit Fee” shall have the meaning set forth in Section 2.5(b).

“Leverage Ratio” shall mean, with respect to the Company and its Subsidiaries on a consolidated basis for the four consecutive quarters ending on the last day of any fiscal quarter of the Company, the ratio of (a) Indebtedness of the Company and its Subsidiaries on a consolidated basis on the last day of such period to (b) Consolidated EBITDA for such four fiscal quarter period.

“LIBOR” shall mean, for any LIBOR Rate Loan for any Interest Period therefor, either (a) the rate of interest per annum determined by the Administrative Agent (rounded upward to the nearest 1/100 of 1%) appearing on, in the case of Dollars, the Telerate Page 3750 (or any successor page) and, in the case of a Foreign Currency, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen) (or, in each case, (i) such other page or service as may replace such page on such system or service for the purpose of displaying such rates and (ii) if more than one rate appears on such screen, the arithmetic mean for all such rates rounded upward to the nearest 1/100 of 1%) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time), on the second full Business Day preceding the first day of such Interest Period, and in an amount approximately equal to the amount of the LIBOR Rate Loan and for a period approximately equal to such Interest Period or (b) if such rate is for any reason not available, the rate per annum equal to the rate at which the Administrative Agent or its designee is offered deposits in such currency at or about 11:00 A.M. (London time), two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its LIBOR Rate Loans are then being conducted for settlement in immediately available funds, for delivery on the first day of such Interest Period for the number of days comprised therein, and in an amount comparable to the amount of the LIBOR Rate Loan to be outstanding during such Interest Period.

“LIBOR Lending Office” shall mean, initially, the office(s) of each Lender designated as such Lender’s LIBOR Lending Office in such Lender’s Administrative Details Form; and thereafter, such other office of such Lender as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR

1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean Loans the rate of interest applicable to which is based on the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Liquidity” shall mean, at any time, the sum of (i) the Dollars reflected in cash or cash equivalents on the most recently submitted consolidated balance sheet of the Company as provided in Section 5.1, plus (ii) Accessible Borrowing Availability.

“Loan” shall mean a Revolving Loan and/or a Swingline Loan, as appropriate.

“LOC Commitment” shall mean the commitment of the Issuing Lender to issue Letters of Credit and, with respect to each Lender, the commitment of such Lender to purchase participation interests in the Letters of Credit up to such Lender’s LOC Commitment as specified in the Lender Commitment Letter or in the Register, as such amount may be reduced from time to time in accordance with the provisions hereof.

“LOC Committed Amount” shall have the meaning set forth in Section 2.2(a).

“LOC Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or (b) any collateral security for such obligations.

“LOC Mandatory Borrowing” shall have the meaning set forth in Section 2.2(e).

“LOC Obligations” shall mean, at any time, the sum of (a) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (b) the aggregate amount of all drawings under Letters of Credit honored by the Issuing Lender but not theretofore reimbursed.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company and its Subsidiaries, taken as a whole, to perform their respective obligations, when such obligations are required to be performed, under this Credit Agreement or any other Credit Document or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean any contract, agreement, permit or license, written or oral, of the Company or any of its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

“Material Domestic Subsidiary” shall mean, as of any date of determination, any direct or indirect Domestic Subsidiary of the Company (a) that individually generates more than two and one-half percent (2.5%) of Consolidated Revenues for the period of four consecutive fiscal quarters ending as of the end of the fiscal quarter immediately preceding such date of determination on a pro forma basis or (b) that is required to become a US Guarantor pursuant to the terms of Section 5.10.

“Materials of Environmental Concern” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea formaldehyde insulation.

“Maturity Date” shall mean the Revolving Commitment Termination Date.

“Mortgage Instrument” shall mean any mortgage, deed of trust, deed to secure debt or similar agreement or instrument executed by a Credit Party in favor of the Administrative Agent pursuant to the terms of Section 5.10 or 5.12, as the same may be amended, modified, restated or supplemented from time to time.

“Mortgage Policy” shall mean, with respect to any Mortgage Instrument, an ALTA mortgagee title insurance policy issued by a title insurance company (the “Title Insurance Company”) selected by the Administrative Agent in an amount satisfactory to the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“National Currency Unit” shall mean a fraction or multiple of one Euro Unit expressed in units of the former national currency of a Participating Member State.

“Note” or “Notes” shall mean the Revolving Notes and/or the Swingline Note, collectively, separately or individually, as appropriate.

“Notice of Borrowing” shall mean a written request for a Revolving Loan or a Swingline Loan, in each case substantially in the form of Schedule 2.1(b)(i).

“Notice of Conversion/Extension” shall mean the written notice of conversion of a LIBOR Rate Loan to an Alternate Base Rate Loan or an Alternate Base Rate Loan to a LIBOR Rate Loan, or extension of a LIBOR Rate Loan, in each case substantially in the form of Schedule 2.10.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Lease” shall mean, as applied to any Person, any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) which is not a Capital Lease other than any such lease in which that Person is the lessor.

“Participant” shall have the meaning set forth in Section 9.6(b).

“Participating Member State” shall mean each country so described in any EMU Legislation.

“Participation Interest” shall mean the purchase by a Revolving Lender of a participation interest in Letters of Credit as provided in Section 2.2 and in Swingline Loans as provided in Section 2.3.

“Patent License” shall mean all agreements, whether written or oral, providing for the grant by or to a Credit Party of any right to manufacture, use or sell any invention covered by a Patent, including, without limitation, any thereof referred to in Schedule 3.16.

“Patents” shall mean (a) all letters patent of the United States or any other country and all reissues and extensions thereof, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations in part thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Acquisition” shall mean an acquisition or any series of related acquisitions by a Credit Party of (a) the assets or a majority of the outstanding Voting Stock or economic interests of a Person or (b) any division, line of business or other business unit of a Person (such Person or such division, line of business or other business unit of such Person shall be referred to herein as the “Target”), in each case that is a type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.3 hereof, so long as (i) no Default or Event of Default shall then exist or would exist after giving effect thereto, (ii) the Administrative Agent shall have received written notice of such acquisition at least fifteen (15) days prior to the consummation of such acquisition, (iii) the Administrative Agent shall have received a consolidated balance sheet and a consolidated statement of income of the Credit Parties and their Subsidiaries, giving pro forma effect to such acquisition, that demonstrate to the reasonable satisfaction of the Administrative Agent, and the Credit Parties shall provide calculations that demonstrate to the reasonable satisfaction of the Administrative Agent, that, after giving effect to such acquisition, the Credit Parties shall be in compliance with the Leverage Ratio set forth in Section 5.9(a) on a Pro Forma Basis, (iv) the Administrative Agent shall have received any available historical financial statements of the Target (for the 3 fiscal years prior to such acquisition) and such other information with respect to the Target or such acquisition as may be reasonably required by the Administrative Agent, (v) the Administrative Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a first priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to the Target to the extent required by the terms of Sections 5.10 and 5.12 and the Target, if a Person, shall have executed a Joinder Agreement to the extent required by the terms of Section 5.10, (vi) such acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Credit Party and the Target. In addition, if any amount of the consideration paid by the Credit Party to the Target (or its stockholders) consists of cash, then such acquisition either (A) shall have been approved by the Required Lenders or (B) shall be subject to the following additional requirements: (i) after giving effect to such acquisition, Liquidity shall be no less than $20,000,000, (ii) the total consideration (including cash, assumed Indebtedness, earnout obligations, deferred compensation and other forms of consideration, but excluding consideration consisting of Capital Stock of the Company and amounts financed with the net proceeds of a substantially concurrent issuance of Capital Stock of the Company) for (A) any single acquisition (or series of related acquisitions) shall not exceed $40,000,000 and (B) all such acquisitions made during the term of this Credit Agreement shall not exceed $75,000,000 in the aggregate, and (iii) after giving effect to such acquisition, the Leverage Ratio calculated on a Pro Forma Basis shall be less than or equal to 2.75:1.0.

“Permitted Investments” shall mean:

(a) cash and Corporate Investment Policy Investments;

(b) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) loans and advances to employees (other than officers or directors) in an aggregate amount not to exceed $250,000 at any time outstanding;

(d) Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) Investments, acquisitions or transactions permitted under Section 6.4(b);

(f) Hedging Agreements, pooling agreements and cash management agreements to the extent permitted pursuant to Section 6.1;

(g) Investments in and loans to Credit Parties (other than Foreign Credit Parties);

(h) Investments in and loans to Foreign Subsidiaries (including Foreign Credit Parties) by Foreign Subsidiaries (including Foreign Credit Parties);

(i) so long as no Default or Event of Default then exists or would exist after giving effect to any such Investment, (x) Investments in and loans to any Foreign Subsidiary by a US Credit Party in accordance with the historical practices of the US Credit Parties and (y) other Investments in and loans to any Foreign Subsidiary by a US Credit Party in an aggregate amount, with respect to all Foreign Subsidiaries, not to exceed (in the case of clause (y)), when combined (without duplication) with any outstanding Indebtedness incurred pursuant to clause (ii) of Section 6.1(i), $10,000,000 at any time outstanding;

(j) Investments and transactions permitted pursuant to Sections 6.1, 6.4 and 9.21 to the extent not already permitted pursuant to this definition;

(k) additional loan advances and/or Investments; provided that such loans, advances and/or Investments made pursuant to this clause shall not exceed an aggregate amount of $5,000,000; and

(l) Permitted Acquisitions.

“Permitted Liens” shall mean:

(a) Liens created by or otherwise existing, under or in connection with this Credit Agreement or the other Credit Documents in favor of the Administrative Agent on behalf of the Lenders;

(b) Liens in favor of a Hedging Agreement Provider in connection with any Secured Hedging Agreement, but only if such Hedging Agreement Provider and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the collateral subject to such Liens;

(c) Liens securing purchase money Indebtedness and Capital Lease Obligations (and refinancings thereof) to the extent permitted under Section 6.1(c); provided that (i) any such Lien attaches to the property securing such Indebtedness or Capital Lease Obligations concurrently with or within 90 days after the acquisition thereof and (ii) such Lien attaches solely to the property so acquired in such transaction;

(d) Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed 90 days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of any Credit Party or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Subsidiaries with significant operations outside of the United States of America, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision shall have been made therefor and such liens shall have been incurred in the ordinary course of business and consistent with historical practice of the Company and its Subsidiaries;

(f) pledges or deposits in connection with workers’ compensation, unemployment insurance, old age pensions and other social security legislation and deposits securing liability to insurance carriers under insurance or self insurance arrangements in the ordinary course of business and consistent with historical practice of the Company and its Subsidiaries;

(g) deposits to secure the performance of bids, tenders, trade contracts, (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced;

(i) Liens existing on the Closing Date and set forth on Schedule 1.1-2; provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (ii) the principal amount of the Indebtedness secured by such Liens shall not be increased, extended, renewed, refunded or refinanced;

(j) easements, rights-of-way, zoning restrictions, restrictions on the use of real property, minor defects or irregularities in title, landlord’s or lessor’s liens and other similar encumbrances not interfering in any material respect with the value or use of the property to which such encumbrance applies;

(k) Liens on equipment arising from precautionary UCC financing statements or similar statements under foreign laws relating to the lease of such equipment to the extent permitted by this Credit Agreement;

(l) Liens arising out of judgments not resulting in an Event of Default;

(m) Liens on (i) the property of a Person existing at the time such Person becomes a Subsidiary of the Company and (ii) on property or assets existing at the time such property or assets are acquired by the Company or any of its Subsidiaries, in each case, in a transaction permitted hereunder securing Indebtedness in an aggregate principal amount not to exceed $1,000,000; provided, however, that (A) any such Lien shall secure only those obligations that it secures on the date such Person becomes a Subsidiary or such property or assets are acquired, (B) any such Lien may not extend to any other property other than the property subject to such Lien on the date such Person becomes a Subsidiary or such property or assets are acquired and (C) any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company or such property or assets were acquired; and

(n) licenses of Intellectual Property granted in the ordinary course of business.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” shall mean, as of any date of determination, any employee benefit plan which is covered by Title IV of ERISA and in respect of which any Credit Party or a Commonly Controlled Entity is (or, if such plan were terminated on such date, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreements” shall mean, collectively, the US Pledge Agreement and the Foreign Pledge Agreements.

“Prime Rate” shall have the meaning set forth in the definition of Alternate Base Rate.

“Pro Forma Basis” shall mean, with respect to any transaction, that such transaction shall be deemed to have occurred as of the first day of the twelve-month period ending as of the most recent quarter end preceding the date of such transaction.

“Properties” shall have the meaning set forth in Section 3.10(a).

“Purchasing Lenders” shall have the meaning set forth in Section 9.6(c).

“Qualified ECP Guarantor” shall mean, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender or (c) any Issuing Lender, as applicable.

“Recovery Event” shall mean theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by any Credit Party or any of its Subsidiaries which results in the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.

“Register” shall have the meaning set forth in Section 9.6(d).

“Reimbursement Obligation” shall mean the obligation of the Company to reimburse the Issuing Lender pursuant to Section 2.2(d) for amounts drawn under Letters of Credit.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under PBGC Reg. §4043.

“Required Lenders” shall mean, as of any date of determination, Lenders holding more than fifty percent (50%) of (a) the outstanding Revolving Commitments or (b) if the Commitments have been terminated, the outstanding Loans and Participation Interests; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, Obligations (including Participation Interests) owing to such Defaulting Lender and such Defaulting Lender’s Commitments.

“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and bylaws or other organizational or governing documents of such Person, and each law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, as to (a) the Company, the President, the Chief Executive Officer, the Chief Financial Officer and the Treasurer or (b) any other Credit Party, any duly authorized officer thereof.

“Restricted Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Credit Party or any of its Subsidiaries, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt or (f) any payment of Subordinated Debt in violation of the subordination terms thereof.

“Revaluation Date” shall mean, with respect to any Extension of Credit, each of the following: (a) in connection with the origination of any new Extension of Credit, the Business Day which is the earliest of the date such credit is extended or the date the rate is set; (b) in connection with any extension or conversion or continuation of an existing Loan, the Business Day that is the earlier of the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation; (c) each date a Letter of Credit is issued or renewed pursuant to Section 2.2 or amended in such a way as to modify the LOC Obligations; (d) the date of any reduction of any of the Revolving Committed Amount or the LOC Committed Amount pursuant to the terms of Section 2.6, as the case may be; and (e) such additional dates as the Administrative Agent or the Required Lenders shall deem necessary. For purposes of determining availability hereunder, the rate of exchange for any Foreign Currency shall be the Spot Rate.

“Revolving Commitment” shall mean, with respect to each Revolving Lender, the commitment of such Revolving Lender to make Revolving Loans in an aggregate principal amount up to such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount.

“Revolving Commitment Percentage” shall mean, for each Revolving Lender, the percentage identified as its Revolving Commitment Percentage in its Lender Commitment Letter or in the Assignment Agreement pursuant to which such Lender became a Lender hereunder, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 9.6(c).

“Revolving Commitment Termination Date” shall mean October 30, 2018.

“Revolving Committed Amount” shall mean SIXTY FIVE MILLION DOLLARS ($65,000,000), as such amount may be increased from time to time as provided in Section 2.4 or reduced from time to time as provided in Section 2.6.

“Revolving Lender” shall mean, as of any date of determination, a Lender holding a Revolving Commitment on such date.

“Revolving Loans” shall have the meaning set forth in Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean the promissory notes of the Borrowers in favor of each of the Revolving Lenders requesting a promissory note evidencing the Revolving Loans provided pursuant to Section 2.1(e), individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” shall mean a country or territory subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement /ofac/sanctions/index.html, or as otherwise published from time to time, or that is the subject or target of any Sanctions.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or by the United Nations Security Council, the European Union or any EU member state or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Hedging Agreement” shall mean any Hedging Agreement between a Credit Party and a Hedging Agreement Provider to the extent permitted pursuant to Section 6.1, as amended, modified, supplemented, extended or restated from time to time.

“Security Agreement” shall mean the Security Agreement dated as of December 21, 2006 given by the Company and the US Guarantors to the Administrative Agent, as amended, modified or supplemented from time to time in accordance with its terms.

“Security Documents” shall mean the Security Agreement, the Pledge Agreements, the Foreign Pledge Documents, the Mortgage Instruments and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Administrative Agent, Liens or security interests to secure, inter alia, the Credit Party Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and liens arising thereunder, including, without limitation, UCC financing statements.

“Single Employer Plan” shall mean any Plan which is not a Multiemployer Plan.

“Spot Rate” shall mean, with respect to any Foreign Currency, the rate quoted by HSBC as the spot rate for the purchase by HSBC of such Foreign Currency with Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. EST on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Subordinated Debt” shall mean any Indebtedness incurred by any Credit Party which by its terms is specifically subordinated in right of payment to the prior payment of the Credit Party Obligations and contains subordination and other terms acceptable to the Required Lenders.

“Subsidiary” shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, including, to the extent applicable, any Secured Hedging Agreement.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount, and the commitment of the Revolving Lenders to purchase participation interests in the Swingline Loans as provided in Section 2.3(b)(ii), as such amounts may be reduced from time to time in accordance with the provisions hereof.

“Swingline Committed Amount” shall mean the amount of the Swingline Lender’s Swingline Commitment as specified in Section 2.3(a).

“Swingline Lender” shall mean HSBC and any successor in such capacity.

“Swingline Loan” or “Swingline Loans” shall have the meaning set forth in Section 2.3(a).

“Swingline Mandatory Borrowing” shall have the meaning set forth in Section 2.3(b)(ii).

“Swingline Note” shall mean the promissory note of the Company in favor of the Swingline Lender evidencing the Swingline Loans provided pursuant to Section 2.3(d), as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Target” shall have the meaning set forth in the definition of “Permitted Acquisition.”

“Taxes” shall have the meaning set forth in Section 2.18.

“Termination Date” shall mean the date upon which all Credit Party Obligations (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements) have been paid in full in cash (other than indemnification obligations with respect to which no claim has been asserted, which shall survive the termination of the Credit Documents), all Commitments have been terminated, and all Letters of Credit have expired undrawn or been terminated.

“Trademark License” shall mean any agreement, written or oral, providing for the grant by or to a Credit Party of any right to use any Trademark, including, without limitation, any thereof referred to in Schedule 3.16, but excluding any license of a Trademark to a Credit Party with respect to a generally available product.

“Trademarks” shall mean (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade dress and service marks, logos and other source or business identifiers, and the goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, including, without limitation, any thereof referred to in Schedule 3.16, and (b) all renewals thereof, including, without limitation, any thereof referred to in Schedule 3.16.

“Tranche” shall mean the collective reference to LIBOR Rate Loans whose Interest Periods begin and end on the same day. A Tranche may sometimes be referred to as a “LIBOR Tranche”.

“Transfer Effective Date” shall have the meaning set forth in each Assignment Agreement.

“Transferee” shall have the meaning set forth in Section 9.6(f).

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“US Credit Parties” shall mean the Company and the US Guarantors.

“US Guarantor” shall have the meaning set forth in the first paragraph of this Credit Agreement.

“US Guaranty” shall mean the guaranty of the US Guarantors set forth in Article X.

“US Pledge Agreement” shall mean the Pledge Agreement dated as of December 21, 2006 to be executed in favor of the Administrative Agent by the Company and each of the US Guarantors, as amended, modified, restated or supplemented from time to time.

“Voting Stock” shall mean, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Works” shall mean all works that are subject to copyright protection pursuant to Title 17 of the United States Code.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Credit Agreement shall have the defined meanings when used in the Credit Documents or any certificate or other document made or delivered pursuant hereto.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Credit Agreement shall refer to this Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and Section, subsection, Schedule and Exhibit references are to this Credit Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3 Accounting Terms.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders; provided that, if the Company shall notify the Administrative Agent that it wishes to amend the definitions of Consolidated EBITDA, Consolidated Interest Expense or Indebtedness or any provision in Section 5.9 to eliminate the effect of any change in GAAP on the operation of any such definition or provision (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend any such definition or provision for such purpose), then the Company’s compliance with such provisions shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such definition or provision is amended in a manner satisfactory to the Company and the Required Lenders and, provided further that (and notwithstanding anything to the contrary contained herein), unless the Company gives notice to the Administrative Agent that the Company has elected to proceed in accordance with the immediately prior provision, the definitions of Consolidated EBITDA, Consolidated Interest Expense and Indebtedness and all provisions of Section 5.9, to the extent in each case that they relate to the accounting for leases, shall be calculated and the Company’s compliance with such provisions shall be determined on the basis of GAAP in effect as of the Closing Date, without giving effect to any subsequent change.

The Company shall deliver to the Administrative Agent and each Lender at the same time as the delivery of any annual or quarterly financial statements given in accordance with the provisions of Section 5.1, (i) a description in reasonable detail of any material change in the application of accounting principles employed in the preparation of such financial statements from those applied in the most recently preceding quarterly or annual financial statements and (ii) a reasonable estimate of the effect on the financial statements on account of such changes in application.

Section 1.4 Resolution of Drafting Ambiguities.

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Credit Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

Section 1.5 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Amounts of Extensions of Credit and amounts outstanding hereunder denominated in Foreign Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.

(b) Wherever in this Credit Agreement in connection with an Extension of Credit, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Extension of Credit or Loan is denominated in a Foreign Currency, such amount shall be the relevant Foreign Currency Equivalent of such Dollar Amount (rounded to the nearest 1,000 units of such Foreign Currency), as determined by the Administrative Agent.

Section 1.6 Redenomination of Certain Foreign Currencies and Computation of Dollar Amounts.

(a) Each obligation of the Borrowers to make a payment denominated in the National Currency Unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Extension of Credit in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Extension of Credit, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) References herein to minimum Dollar Amounts and integral multiples stated in Dollars, where they shall also be applicable to Foreign Currency, shall be deemed to refer to approximate Foreign Currency Equivalents.

ARTICLE II.
THE LOANS; AMOUNT AND TERMS

Section 2.1 Revolving Loans.

(a) Revolving Commitment. During the Commitment Period, subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans in Dollars and in Foreign Currencies (the “Revolving Loans”) to the Borrowers from time to time in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) equal to its Revolving Commitment for the purposes hereinafter set forth; provided, however, that (i) with regard to each Revolving Lender individually, the sum of the aggregate principal Dollar Amount of such Revolving Lender’s outstanding Revolving Loans plus such Revolving Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Revolving Lender’s Revolving Commitment Percentage of LOC Obligations shall not exceed such Revolving Lender’s Revolving Commitment and (ii) with regard to the Revolving Lenders collectively, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount then in effect. Revolving Loans may consist of Alternate Base Rate Loans or LIBOR Rate Loans, or a combination thereof, as the Company may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, Revolving Loans made on the Closing Date or any of the three Business Days following the Closing Date may only consist of Alternate Base Rate Loans unless the Company delivers a Funding Indemnity Letter to the Administrative Agent at least three Business Days (with respect to Revolving Loans denominated in Dollars) or four Business Days (with respect to Revolving Loans denominated in Foreign Currencies) prior to the Closing Date. Revolving Loans that are Foreign Currency Loans shall consist only of LIBOR Rate Loans.

(b) Revolving Loan Borrowings.

(i) Notice of Borrowing. The Company shall request a Revolving Loan borrowing by delivering a Notice of Borrowing (or telephone notice promptly confirmed in writing by delivery of a Notice of Borrowing, which delivery may be by fax) to the Administrative Agent (A) not later than 11:00 A.M. EST (I) on the Business Day prior to the date of requested borrowing in the case of Alternate Base Rate Loans and (II) on the third Business Day prior to the date of the requested borrowing in the case of LIBOR Rate Loans and (B) not later than 10:00 A.M. (London, England time) four Business Days prior to the date of the requested borrowing in the case of Foreign Currency Loans. Each such request for borrowing shall be irrevocable and shall specify (1) the applicable Borrower, (2) that a Revolving Loan is requested, (3) the date of the requested borrowing (which shall be a Business Day), (4) the aggregate principal amount to be borrowed, (5) the applicable currency in which the Revolving Loan is to be funded, (6) if the Revolving Loan is to be made in Dollars, whether the borrowing shall be comprised of Alternate Base Rate Loans, LIBOR Rate Loans or a combination thereof, (7) if the Revolving Loan is to be made in a Foreign Currency, that such Revolving Loan shall be comprised solely of LIBOR Rate Loans and (8) if LIBOR Rate Loans are requested, the Interest Period(s) therefor. If the Company shall fail to specify in any such Notice of Borrowing (w) the applicable Borrower, then such notice shall be deemed to be a request for a Revolving Loan to be made to the Company, (x) an applicable Interest Period in the case of a LIBOR Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (y) the type of Revolving Loan requested in the case of a Revolving Loan to be made in Dollars, then such notice shall be deemed to be a request for an Alternate Base Rate Loan hereunder or (z) the currency for such Revolving Loan, then such Revolving Loan shall be made in Dollars. The Administrative Agent shall give notice to each Revolving Lender promptly upon receipt of each Notice of Borrowing, the contents thereof and each such Revolving Lender’s share thereof.

(ii) Minimum Amounts. Each Revolving Loan which is an Alternate Base Rate Loan shall be in a minimum aggregate Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less). Each Revolving Loan which is an LIBOR Rate Loan shall be in a minimum aggregate Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 and in integral multiples of $500,000 in excess thereof (or the remaining amount of the Revolving Committed Amount, if less).

(iii) Advances. Each Revolving Lender will make its Revolving Commitment Percentage of each Revolving Loan borrowing available to the Administrative Agent, for the account of the applicable Borrower, in Dollars or the applicable Foreign Currency and in funds immediately available to the Administrative Agent, at the Administrative Agent’s Office by (A) 1:00 P.M. EST on the date specified in the applicable Notice of Borrowing in the case of any Revolving Loan denominated in Dollars and (B) the Applicable Time specified by the Administrative Agent in the case of any Revolving Loan that is a Foreign Currency Loan. Such borrowing will then be made available to the applicable Borrower by the Administrative Agent by crediting the account of the applicable Borrower on the books of the Administrative Agent’s Office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

(iv) Foreign Funding Subsidiaries. Each Revolving Lender (a “Designating Revolving Lender”) shall have the right to designate a Subsidiary or Affiliate (a “Designated Funding Subsidiary”) to fund any Revolving Loan to the Foreign Borrower; provided that (i) the Designated Funding Subsidiary shall become a Lender under this Credit Agreement pursuant to documentation reasonably satisfactory to the Administrative Agent, (ii) the Designating Revolving Lender shall be responsible for funding its Revolving Commitment Percentage of any Revolving Loan to the Foreign Borrower to the extent such Designated Funding Subsidiary fails to fund such Revolving Loan, (iii) the Credit Parties, the Administrative Agent and the Lenders shall continue to deal with the Designating Revolving Lender rather than the Designated Funding Subsidiary for all purposes of this Credit Agreement, including for purposes of any notification to the Revolving Lenders (other than Notices of Borrowing and Notices of Conversion/Extension, which shall be sent to any Designated Funding Subsidiary to the extent applicable), (iv) any consent given by such Designating Revolving Lender with respect to any amendment, waiver or other modification of any term of a Credit Document shall be deemed given on behalf of itself and the Designated Funding Subsidiary and (v) unless otherwise directed in writing by such Designating Revolving Lender, any payments with respect to a Revolving Loan funded by the Designated Funding Subsidiary shall be made to such Designated Funding Subsidiary.

(c) Repayment. Subject to the terms of this Credit Agreement, Revolving Loans may be borrowed, repaid and reborrowed during the Commitment Period. The principal amount of all Revolving Loans shall be due and payable in full on the Revolving Commitment Termination Date, unless accelerated sooner pursuant to Section 7.2.

(d) Interest. Subject to the provisions of Section 2.9, Revolving Loans shall bear interest as follows:

(i) Alternate Base Rate Loans. During such periods as Revolving Loans shall be comprised of Alternate Base Rate Loans, each such Alternate Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Alternate Base Rate plus the Applicable Percentage, if any; and

(ii) LIBOR Rate Loans. During such periods as Revolving Loans shall be comprised of LIBOR Rate Loans, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the LIBOR Rate plus the Applicable Percentage.

Interest on Revolving Loans shall be payable in arrears on each Interest Payment Date.

(e) Revolving Notes; Covenant to Pay. Each Revolving Lender’s Revolving Commitment shall be evidenced, upon such Revolving Lender’s request, by duly executed promissory notes of the Borrowers to such Revolving Lender in substantially the form of Schedule 2.1(e). The Borrowers covenant and agree to pay the Revolving Loans in accordance with the terms of this Credit Agreement and the Revolving Note or Revolving Notes.

Section 2.2 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and of the LOC Documents, if any, and any other terms and conditions which the Issuing Lender may reasonably require, during the Commitment Period the Issuing Lender shall issue, and the Revolving Lenders shall participate in, Letters of Credit for the account of the Company from time to time upon request in a form acceptable to the Issuing Lender; provided, however, that (i) the aggregate Dollar Amount of LOC Obligations shall not at any time exceed TEN MILLION DOLLARS ($10,000,000) (the “LOC Committed Amount”), (ii) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not at any time exceed the Revolving Committed Amount then in effect, (iii) all Letters of Credit shall be denominated in Dollars or a Foreign Currency and (iv) Letters of Credit shall be issued for lawful corporate purposes and may be issued as standby letters of credit, including in connection with workers’ compensation and other insurance programs, and trade letters of credit. Except as otherwise expressly agreed upon by all the Revolving Lenders, no Letter of Credit shall have an original expiry date more than twelve (12) months from the date of issuance; provided, however, so long as no Default or Event of Default has occurred and is continuing and subject to the other terms and conditions to the issuance of Letters of Credit hereunder, the expiry dates of Letters of Credit may be extended annually or periodically from time to time on the request of the Company or by operation of the terms of the applicable Letter of Credit to a date not more than twelve (12) months from the date of extension; provided, further, that no Letter of Credit, as originally issued or as extended, shall have an expiry date extending beyond the date that is five (5) Business Days prior to the Revolving Commitment Termination Date. Each Letter of Credit shall comply with the related LOC Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day. Any Letters of Credit issued hereunder shall be in a minimum original face amount acceptable to the Issuing Lender and the Administrative Agent. The Company’s reimbursement obligations in respect of each Existing Letter of Credit, and each Revolving Lender’s participation obligations in connection therewith, shall be governed by the terms of this Credit Agreement.

(b) Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted to the Issuing Lender and the Administrative Agent at least five (5) Business Days prior to the requested date of issuance. Each Issuing Lender will provide to the Administrative Agent each month and otherwise promptly upon the request of the Administrative Agent, for dissemination to the Revolving Lenders, a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of any prior report, and including therein, among other things, the account party, the beneficiary, the face amount, expiry date as well as any payments or expirations which may have occurred. The Issuing Lender will further provide to the Administrative Agent promptly upon request copies of the Letters of Credit. The Issuing Lender will provide to the Administrative Agent promptly upon request a summary report of the nature and extent of LOC Obligations then outstanding.

(c) Participations. Each Revolving Lender, (i) on the Closing Date with respect to each Existing Letter of Credit and (ii) upon issuance of any other Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its Revolving Commitment Percentage of the obligations under such Letter of Credit and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Lender therefor and discharge when due, its Revolving Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Revolving Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed as required hereunder or under any LOC Document, each such Revolving Lender shall pay to the Issuing Lender, in Dollars, the Dollar Amount of its Revolving Commitment Percentage of such unreimbursed drawing pursuant to and in accordance with the provisions of subsection (d) hereof. The obligation of each Revolving Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender under any Letter of Credit, together with interest as hereinafter provided.

(d) Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Lender will promptly notify the Company and the Administrative Agent. The Company shall reimburse the Issuing Lender on the day of drawing under any Letter of Credit (with the proceeds of a Revolving Loan obtained hereunder or otherwise), in Dollars, in the Dollar Amount and in same day funds as provided herein or in the LOC Documents. If the Company shall fail to reimburse the Issuing Lender as provided herein, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage for Revolving Loans that are Alternate Base Rate Loans plus two percent (2%) for so long as such amount shall be unreimbursed. Unless the Company shall immediately notify the Issuing Lender and the Administrative Agent of its intent to otherwise reimburse the Issuing Lender, the Company shall be deemed to have requested a LOC Mandatory Borrowing, in Dollars, in the Dollar Amount of the drawing as provided in subsection (e) hereof, the proceeds of which will be used to satisfy the Reimbursement Obligations. Subject to the terms of Section 2.19, the Company’s Reimbursement Obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of set off, counterclaim or defense to payment the Company may claim or have against the Issuing Lender, the Administrative Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Company to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit. The Issuing Lender will promptly notify the other Revolving Lenders of the amount of any unreimbursed drawing and each Revolving Lender shall promptly pay to the Administrative Agent for the account of the Issuing Lender in Dollars and in immediately available funds, the Dollar Amount of such Revolving Lender’s Revolving Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Revolving Lender from the Issuing Lender if such notice is received at or before 2:00 p.m. EST, otherwise such payment shall be made at or before 12:00 Noon EST on the Business Day next succeeding the day such notice is received. If such Revolving Lender does not pay such amount to the Issuing Lender in full upon such request, such Revolving Lender shall, on demand, pay to the Administrative Agent for the account of the Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Revolving Lender pays such amount to the Issuing Lender in full at a rate per annum equal to, if paid within two (2) Business Days of the date of drawing, the Federal Funds Effective Rate and thereafter at a rate equal to the Alternate Base Rate. Each Revolving Lender’s obligation to make such payment to the Issuing Lender, and the right of the Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the Credit Party Obligations hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Repayment with Revolving Loans. On any day on which the Company shall have requested, or been deemed to have requested, a Revolving Loan to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Revolving Lenders that a Revolving Loan has been requested or deemed requested in connection with a drawing under a Letter of Credit, in which case a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in Dollars (each such borrowing, a “LOC Mandatory Borrowing”) shall be made (without giving effect to any termination of the Commitments pursuant to Section 7.2) pro rata based on each Revolving Lender’s respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2) and the proceeds thereof shall be paid directly to the Issuing Lender for application to the respective LOC Obligations. Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans on the day such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M. EST, otherwise such payment shall be made at or before 12:00 Noon EST on the Business Day next succeeding the date such notice is received, in each case notwithstanding (i) the amount of LOC Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Section 4.2 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the failure of any such request or deemed request for Revolving Loan to be made by the time otherwise required in Section 2.1(b), (v) the date of such LOC Mandatory Borrowing, or (vi) any reduction in the Revolving Committed Amount after any such Letter of Credit may have been drawn upon. In the event that any LOC Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the occurrence of a Bankruptcy Event), then each such Revolving Lender hereby agrees that it shall forthwith fund (as of the date the LOC Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase), in Dollars, the Dollar Amount of its Participation Interests in the outstanding LOC Obligations; provided, further, that in the event any Lender shall fail to fund its Participation Interest on the day the LOC Mandatory Borrowing would otherwise have occurred, then the amount of such Revolving Lender’s unfunded Participation Interest therein shall bear interest payable by such Revolving Lender to the Issuing Lender upon demand, at the rate equal to, if paid within two (2) Business Days of such date, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Modification, Extension. The issuance of any supplement, modification, amendment, renewal, or extension to any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(g) ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Lender and the Company when a Letter of Credit is issued, (i) the rules of “International Standby Practices 1998,” as most recently published by the Institute of International Banking Law & Practice at the time of issuance, shall apply to each standby Letter of Credit and (ii) the rules of The Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each trade Letter of Credit.

(h) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application and any LOC Documents relating to the Existing Letters of Credit), this Credit Agreement shall control.

(i) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.2(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of a Subsidiary of the Company so long as such Letter of Credit and the Issuing Lender’s issuance thereof complies with all applicable Requirements of Law; provided that, notwithstanding such statement, the Company shall be the actual account party for all purposes of this Credit Agreement for such Letter of Credit and such statement shall not affect the Company’s Reimbursement Obligation hereunder with respect to such Letter of Credit.

(j) Existing Letters of Credit. On the Closing Date, the Existing Letters of Credit shall automatically, and without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. In connection therewith, each Revolving Lender shall automatically, and without any action on the part of any Person, be deemed to have acquired from the Issuing Lender a participation in each such Existing Letter of Credit in accordance with Section 2.2(c).

Section 2.3 Swingline Loan Subfacility.

(a) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans in Dollars to the Company (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed TEN MILLION DOLLARS ($10,000,000) (the “Swingline Committed Amount”) and (ii) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus outstanding LOC Obligations shall not exceed the Revolving Committed Amount. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Loan Borrowings.

(i) Notice of Borrowing and Disbursement. Upon receiving a Notice of Borrowing from the Company not later than 12:00 Noon EST on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans which are denominated in Dollars available to the Company on the same Business Day such request is received by the Administrative Agent. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in integral amounts of $100,000 in excess thereof.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing shall be due and payable on the Revolving Commitment Termination Date. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Company and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Company shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Alternate Base Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such deemed request shall also be deemed to have been given one Business Day prior to each of (i) the Revolving Commitment Termination Date, (ii) the occurrence of a Bankruptcy Event, (iii) upon acceleration of the Credit Party Obligations hereunder, whether on account of a Bankruptcy Event or any other Event of Default, and (iv) the exercise of remedies in accordance with the provisions of Section 7.2 hereof (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Swingline Mandatory Borrowing”). Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Swingline Borrowing in the amount and in the manner specified in the preceding sentence on the date such notice is received by the Revolving Lenders from the Administrative Agent if such notice is received at or before 2:00 P.M. EST, otherwise such payment shall be made at or before 12:00 EST Noon on the Business Day next succeeding the date such notice is received notwithstanding (I) the amount of Swingline Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required in Section 2.1(b)(i), (V) the date of such Swingline Mandatory Borrowing, or (VI) any reduction in the Revolving Committed Amount or termination of the Revolving Commitments immediately prior to such Swingline Mandatory Borrowing or contemporaneously therewith. In the event that any Swingline Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Swingline Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Revolving Lender to share in such Swingline Loans ratably based upon its respective Revolving Commitment Percentage (determined before giving effect to any termination of the Commitments pursuant to Section 7.2); provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Swingline Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Swingline Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

(c) Interest on Swingline Loans. Subject to the provisions of Section 2.9, Swingline Loans shall bear interest at a per annum rate equal to the Alternate Base Rate plus the Applicable Percentage, if any, for Revolving Loans that are Alternate Base Rate Loans. Interest on Swingline Loans shall be payable in arrears on each Interest Payment Date.

(d) Swingline Note. The Swingline Loans shall be evidenced by a duly executed promissory note of the Company to the Swingline Lender in the original amount of the Swingline Committed Amount and substantially in the form of Schedule 2.3(d).

Section 2.4 Increase in Facility.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (who shall promptly notify the Lenders), the Company may from time to time request an increase in the Revolving Commitments by an amount (for all such requests) not exceeding $35,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) the Company may make a maximum of three such requests. At the time of sending such notice, the Company (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent in writing within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Commitment Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment. Neither the Administrative Agent nor any Lender shall have any obligation or other commitment to participate in any such increase in the Revolving Commitments.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Company and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Swingline Lender and the Issuing Lender, such approval not to be unreasonably withheld, the Company may invite other banks, financial institutions and investment funds to join this Credit Agreement as Lenders hereunder, provided that such other banks, financial institutions and investment funds shall enter into such joinder agreements to give effect thereto as the Administrative Agent may reasonably request. The Administrative Agent, the Borrower and the Lenders participating in such increase may amend this Credit Agreement or any other Credit Document solely as may be necessary to reflect the increase in the Revolving Commitment.

(d) Effective Date and Allocations. If the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Company shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase and any such allocations shall share ratably from the guarantees and security interests created by the applicable Security Documents. The Administrative Agent shall promptly notify the Company and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Company shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by an authorized officer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, (ii) in the case of the Company, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 3 and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists, and (iii) all fees and expenses of the Administrative Agent owing in respect of such increase shall have been paid.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 9.01 to the contrary.

Section 2.5 Fees.

(a) Commitment Fee. In consideration of the Revolving Commitments, the Company agrees to pay to the Administrative Agent for the ratable benefit of the Revolving Lenders a commitment fee (the “Commitment Fee”) in an amount equal to the Applicable Percentage per annum on the average daily unused Dollar Amount (determined as of the most recent Revaluation Date) of the Revolving Committed Amount. For purposes of computation of the Commitment Fee, LOC Obligations shall be considered usage of the Revolving Committed Amount but Swingline Loans shall not be considered usage of the Revolving Committed Amount. The Commitment Fee shall be payable in arrears quarterly on the first Business Day of each calendar quarter.

(b) Letter of Credit Fees. In consideration of the LOC Commitments, the Company agrees to pay to the Administrative Agent, for the ratable benefit of the Revolving Lenders, a fee (the “Letter of Credit Fee”) equal to the Applicable Percentage per annum on the average daily maximum amount available to be drawn under each Letter of Credit from the date of issuance to the date of expiration. The Letter of Credit Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter, and with respect to any Foreign Currency Letters of Credit, payable in Dollars based on the Spot Rate as of the prior quarter end.

(c) Issuing Lender Fees. In addition to the Letter of Credit Fees payable pursuant to subsection (b) hereof, the Company shall pay to the Issuing Lender for its own account without sharing by the other Lenders the reasonable and customary charges from time to time of the Issuing Lender with respect to the amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Lender Fees”). The Issuing Lender may charge, and retain for its own account without sharing by the other Lenders, an additional facing fee (the “Letter of Credit Facing Fee”) of one-tenth of one percent (0.10%) per annum on the average daily maximum amount available to be drawn under each such Letter of Credit issued by it. The Issuing Lender Fees and the Letter of Credit Facing Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter.

Section 2.6 Commitment Reductions.

(a) Voluntary Reductions. The Company shall have the right to terminate or permanently reduce the unused portion of the Revolving Committed Amount at any time or from time to time upon not less than five Business Days’ prior notice to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable) of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction which shall be in a minimum Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 or a whole multiple of $500,000 in excess thereof and shall be irrevocable and effective upon receipt by the Administrative Agent, provided that no such reduction or termination shall be permitted if after giving effect thereto, and to any prepayments of the Loans made on the effective date thereof, the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations would exceed the Revolving Committed Amount.

(b) Swingline Committed Amount. If the Revolving Committed Amount is reduced pursuant to Section 2.7(a) below the then Swingline Committed Amount, the Swingline Committed Amount shall automatically be reduced by an amount such that the Swingline Committed Amount equals the Revolving Committed Amount.

(c) Revolving Commitment Termination Date. The Revolving Commitments, the Swingline Commitment and the LOC Commitment shall automatically terminate on the Revolving Commitment Termination Date.

Section 2.7 Prepayments.

(a) Optional Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time; provided, however, that each partial prepayment of a Revolving Loan shall be in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 and integral multiples of $500,000 in excess thereof (or the remaining outstanding principal amount), and each partial prepayment of a Swingline Loan shall be in a minimum principal Dollar Amount (determined as of the most recent Revaluation Date) of $100,000 and integral multiples of $100,000 in excess thereof (or the remaining outstanding principal amount). The Company shall give three Business Days’ irrevocable notice in the case of LIBOR Rate Loans and same-day irrevocable notice on any Business Day in the case of Alternate Base Rate Loans, to the Administrative Agent (which shall notify the Lenders thereof as soon as practicable). All prepayments under this Section 2.7(a) shall be subject to Section 2.17, but otherwise without premium or penalty. Interest on the principal amount prepaid shall be payable on the next occurring Interest Payment Date that would have occurred had such loan not been prepaid or, at the request of the Administrative Agent, interest on the principal amount prepaid shall be payable on any date that a prepayment is made hereunder through the date of prepayment. Amounts prepaid on the Revolving Loans and the Swingline Loans may be reborrowed in accordance with the terms hereof.

(b) Hedging Obligations Unaffected. Any repayment or prepayment made pursuant to this Section 2.7 shall not affect the Borrower’s obligation to continue to make payments under any Secured Hedging Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedging Agreement.

(c) Mandatory Prepayments. If at any time, (i) other than as a result of fluctuations in Foreign Currency exchange rates, the aggregate principal Dollar Amount of the sum of the Lenders’ outstanding Revolving Loans, plus the Lenders’ Revolving Commitment Percentage of outstanding Swingline Loans, plus the Lenders’ Revolving Commitment Percentage of LOC Obligations (calculated, with respect to Revolving Loans and LOC Obligations denominated in Foreign Currencies, as of the most recent Revaluation Date with respect to each such Revolving Loan and Letter of Credit) exceeds the Revolving Committed Amount or (ii) to the extent solely as a result of fluctuations in Foreign Currency exchange rates, the aggregate principal Dollar Amount of the sum of the Lenders’ outstanding Revolving Loans, plus the Lenders’ Revolving Commitment Percentage of outstanding Swingline Loans, plus the Lenders’ Revolving Commitment Percentage of LOC Obligations (so calculated), as of the most recent Revaluation Date, exceeds one hundred five percent (105%) of all Revolving Lenders’ Commitments, then the Company shall, in each case, repay within one (1) Business Day, Revolving Loans, in an aggregate principal amount sufficient to cause the aggregate principal Dollar Amount of the sum of the Lenders’ outstanding Revolving Loans, plus the Lenders’ Revolving Commitment Percentage of outstanding Swingline Loans, plus the Lenders’ Revolving Commitment Percentage of LOC Obligations (so calculated) to be less than or equal to the Revolving Committed Amount.

Section 2.8 Lending Offices.

LIBOR Rate Loans shall be made by each Lender at its LIBOR Lending Office and Alternate Base Rate Loans at its Domestic Lending Office.

Section 2.9 Default Rate.

Upon the occurrence, and during the continuance, of an Event of Default, at the discretion of the Required Lenders, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate 2% greater than the rate which would otherwise be applicable (or if no rate is applicable, whether in respect of interest, fees or other amounts, then the Alternate Base Rate plus the Applicable Percentage, if any, for Alternate Base Rate Revolving Loans plus 2%).

Section 2.10 Conversion Options.

(a) The Company may, in the case of Revolving Loans, elect from time to time to convert Alternate Base Rate Loans denominated in Dollars to LIBOR Rate Loans, by delivering a Notice of Conversion/Extension to the Administrative Agent at least three Business Days prior to the proposed date of conversion. In addition, the Company may elect from time to time to convert all or any portion of a LIBOR Rate Loan denominated in Dollars to an Alternate Base Rate Loan by delivering a Notice of Conversion/Extension to the Administrative Agent by 11:00 A.M. EST three Business Days prior to the proposed date of conversion. If the date upon which an Alternate Base Rate Loan is to be converted to a LIBOR Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. If the Company shall convert LIBOR Rate Loans to Alternate Base Rate Loans on a date other than the last day of the applicable Interest Period, then the Company shall pay breakage costs associated with such conversion as provided in Section 2.17. If the date upon which a LIBOR Rate Loan is to be converted to an Alternate Base Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Alternate Base Rate Loan. All or any part of outstanding Alternate Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 or a whole multiple of $500,000 in excess thereof. All or any part of outstanding LIBOR Rate Loans may be converted as provided herein, provided that partial conversions shall be in an aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Any LIBOR Rate Loans may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Company with the notice provisions contained in Section 2.10(a); provided, that no LIBOR Rate Loan may be continued as such when any Event of Default has occurred and is continuing, in which case such Loan shall be automatically converted to an Alternate Base Rate Loan denominated in Dollars at the end of the applicable Interest Period with respect thereto. If the Company shall fail to give timely notice of an election to continue a LIBOR Rate Loan, or the continuation of LIBOR Rate Loans is not permitted hereunder, such LIBOR Rate Loans shall be automatically converted to Alternate Base Rate Loans denominated in Dollars at the end of the applicable Interest Period with respect thereto.

(c) Unless otherwise agreed to by the Required Lenders, upon the occurrence and during the continuance of any Event of Default, all Foreign Currency Loans then outstanding shall be redenominated into Dollars (based on the Dollar Amount (determined as of the most recent Revaluation Date) of such Foreign Currency Loans on the date of redenomination) on the last day of the then current Interest Periods of such Foreign Currency Loans; provided that in each case the Company shall be liable for any currency exchange loss related to such payments and shall promptly pay to each Lender upon receipt of notice thereof by the Company from such Lender the amount of any such loss incurred by such Lender.

Section 2.11 Computation of Interest and Fees; Usury.

(a) Interest payable hereunder with respect to Alternate Base Rate Loans based on the Prime Rate and Foreign Currency Loans shall be calculated on the basis of a year of 365 days (or 366 days, as applicable) for the actual days elapsed. All other fees, interest and all other amounts payable hereunder shall be calculated on the basis of a 360 day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of each determination of a LIBOR Rate on the Business Day of the determination thereof. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change in the Alternate Base Rate shall become effective. The Administrative Agent shall as soon as practicable notify the Company and the Lenders of the effective date and the amount of each such change.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Credit Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Company, deliver to the Company a statement showing the computations used by the Administrative Agent in determining any interest rate.

(c) It is the intent of the Lenders and the Credit Parties to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Credit Parties are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Credit Party Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such interest shall be automatically reduced to the maximum nonusurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the applicable Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such Indebtedness does not exceed the maximum nonusurious amount permitted by applicable law.

Section 2.12 Pro Rata Treatment and Payments.

(a) Allocation of Payments Prior to Exercise of Remedies. Each borrowing of Revolving Loans and any reduction of the Revolving Commitments shall be made pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders. Unless otherwise required by the terms of this Credit Agreement, each payment (other than prepayments pursuant to Section 2.7) under this Credit Agreement or any Note shall be applied as the Company may elect, or if the Company shall make no such election, first, to any fees then due and owing by the Company pursuant to Section 2.5, second, to interest then due and owing hereunder and under the Notes of the Borrowers, and, third, to the outstanding principal of the Revolving Loans. Each payment on account of any fees pursuant to Section 2.5 shall be made pro rata in accordance with the respective Commitment Percentages of the Lenders (except as to the Letter of Credit Facing Fee and the Issuing Lender Fees). Each payment (other than prepayments) by the Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective amounts due and owing hereunder in the currency in which such amount is denominated and in such funds as are customary at the place and time of payment for the settlement of international payments in such currency. Without limiting the terms of the preceding sentence, accrued interest on any Loans denominated in a Foreign Currency shall be payable in the same Foreign Currency as such Loan. Each optional prepayment of the Loans shall be applied in accordance with Section 2.7(a). Payments made pursuant to Section 2.15 shall be applied in accordance with such Section. All payments (including prepayments) to be made by the Borrowers on account of principal, interest and fees shall be made without defense, set off or counterclaim (except as provided in Section 2.18(b)), shall be made to the Administrative Agent for the account of the Lenders in immediately available funds at the Administrative Agent’s Office and (i) in the case of Loans or other amounts denominated in Dollars, shall be made in Dollars not later than 12:00 Noon EST on the date when due and (ii) in the case of Loans or other amounts denominated in a Foreign Currency, unless otherwise specified herein, shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the date when due. Any payment received after the foregoing deadlines shall be deemed received on the next Business Day. The Administrative Agent shall distribute such payments to the Lenders entitled thereto promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Rate Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a LIBOR Rate Loan becomes due and payable on a day other than a Business Day, such payment date shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Allocation of Payments After Exercise of Remedies. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the exercise of remedies (other than the invocation of default interest pursuant to Section 2.9) by the Administrative Agent or the Lenders pursuant to Section 7.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of the Credit Party Obligations or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows (irrespective of whether the following costs, expenses, fees, interest, premiums, scheduled periodic payments or Credit Party Obligations are allowed, permitted or recognized as a claim in any proceeding resulting from the occurrence of a Bankruptcy Event):

FIRST, to the payment of all reasonable out of pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent with respect to the Collateral under or pursuant to the terms of the Security Documents;

SECOND, to the payment of any fees owed to the Administrative Agent;

THIRD, to the payment of all reasonable out of pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Credit Party Obligations owing to such Lender;

FOURTH, to the payment of all of the Credit Party Obligations consisting of accrued fees and interest, and including with respect to any Secured Hedging Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedging Agreement and any interest accrued thereon, provided, however, that amounts received from any Credit Party that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligation;

FIFTH, to the payment of the outstanding principal amount of the Credit Party Obligations and the payment or cash collateralization of the outstanding LOC Obligations, and including with respect to any Secured Hedging Agreement, any breakage, termination or other payments due under such Secured Hedging Agreement and any interest accrued thereon;

SIXTH, to all other Credit Party Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses ”FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans and LOC Obligations held by such Lender bears to the aggregate then outstanding Loans and LOC Obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause ”FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Lender from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses ”FIFTH” and “SIXTH” above in the manner provided in this Section 2.12. Notwithstanding the foregoing terms of this Section 2.12, neither the Foreign Borrower nor any other Foreign Credit Party shall be required to repay or prepay, or to guarantee, nor shall any amount paid by the Foreign Borrower or any other Foreign Credit Party be applied to, the Credit Party Obligations of the Company and the US Guarantors.

Section 2.13 Non Receipt of Funds by the Administrative Agent.

(a) Unless the Administrative Agent shall have been notified in writing by a Lender prior to the date a Loan is to be made by such Lender (which notice shall be effective upon receipt) that such Lender does not intend to make the proceeds of such Loan available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such proceeds available to the Administrative Agent on such date, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Company, and the applicable Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the applicable Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the applicable Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the applicable Borrower at the applicable rate for the applicable borrowing pursuant to the Notice of Borrowing and (ii) from a Lender at the Federal Funds Effective Rate.

(b) Unless the Administrative Agent shall have been notified in writing by the Company, prior to the date on which any payment is due from a Borrower hereunder (which notice shall be effective upon receipt) that the applicable Borrower does not intend to make such payment, the Administrative Agent may assume that the applicable Borrower has made such payment when due, and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to each Lender on such payment date an amount equal to the portion of such assumed payment to which such Lender is entitled hereunder, and if the applicable Borrower has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, repay to the Administrative Agent the amount made available to such Lender. If such amount is repaid to the Administrative Agent on a date after the date such amount was made available to such Lender, such Lender shall pay to the Administrative Agent on demand interest on such amount in respect of each day from the date such amount was made available by the Administrative Agent to such Lender to the date such amount is recovered by the Administrative Agent at a per annum rate equal to the Federal Funds Effective Rate.

(c) A certificate of the Administrative Agent submitted to the Company or any Lender with respect to any amount owing under this Section 2.13 shall be conclusive in the absence of manifest error.

Section 2.14 Inability to Determine Interest Rate.

Notwithstanding any other provision of this Credit Agreement, if (a) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that, by reason of circumstances affecting the relevant market, deposits in the relevant amount in the relevant currency and for the relevant Interest Period are not available in the relevant market to any Lender or reasonable and adequate means do not exist for ascertaining LIBOR for such Interest Period, or (b) the Required Lenders shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of funding LIBOR Rate Loans that the Company has requested be outstanding as a LIBOR Tranche during such Interest Period, the Administrative Agent shall forthwith give telephone notice of such determination, confirmed in writing, to the Company, and the Lenders at least two Business Days prior to the first day of such Interest Period. If such notice is given (i) any affected Foreign Currency Loans requested to be made on the first day of such Interest Period shall be made, at the sole option of the applicable Borrower, in Dollars as Alternate Base Rate Loans or such request shall be cancelled, (ii) any affected LIBOR Rate Loans requested to be made on the first day of such Interest Period shall be made in Dollars as Alternate Base Rate Loans and (iii) any affected Loans that were to have been converted on the first day of such Interest Period to or continued as LIBOR Rate Loans shall be converted to or continued in Dollars as Alternate Base Rate Loans. Until any such notice has been withdrawn by the Administrative Agent, no further Loans shall be made as, continued as, or converted into, LIBOR Rate Loans for the Interest Periods so affected.

Section 2.15 Illegality.

(a) Notwithstanding any other provision herein, if (i) the adoption of, or any change in, any Requirement of Law or in the interpretation or application thereof by the relevant Governmental Authority after the date of this Agreement shall make it unlawful for any Lender or its LIBOR Lending Office to make or maintain LIBOR Rate Loans denominated in Dollars or in any Foreign Currency as contemplated by this Credit Agreement, or (ii) there shall have occurred any change after the date of this Agreement in national or international financial, political or economic conditions (including the imposition of or any change in exchange controls) or currency exchange rates which would make it unlawful or impossible for any Lender to make Loans denominated in any Foreign Currency to the Borrowers, as contemplated by this Credit Agreement (any such affected LIBOR Rate Loans or Foreign Currency Loans, the “Affected Loans”), then such Lender shall be an “Affected Lender” and by written notice to the Company and to the Administrative Agent:

(i) may declare that Affected Loans will not thereafter (for the duration of such unlawfulness or impossibility) be made by such Lender hereunder, whereupon any request for an Affected Loan shall, as to such Lender only (A) if such Affected Loan is not a Foreign Currency Loan, be deemed a request for an Alternate Base Rate Loan (unless it should also be illegal for the Affected Lender to provide an Alternate Base Rate Loan, in which case such Loan shall bear interest at a commensurate rate to be agreed upon by the Administrative Agent and the Affected Lender, and so long as no Event of Default shall have occurred and be continuing, the Company), unless such declaration by the Affected Lender shall be subsequently withdrawn and (B) if such Affected Loan is a Foreign Currency Loan, be made as an Alternate Base Rate denominated in Dollars, unless such declaration by the Affected Lender shall be subsequently withdrawn; and

(ii) may require that all outstanding Affected Loans, as the case may be, made by it be (A) if such Affected Loans are not Foreign Currency Loans, converted to Alternate Base Rate Loans, in which event all such Affected Loans shall be automatically converted to Alternate Base Rate Loans as of the effective date of such notice as provided in subsection (b) below or (B) if such Affected Loans are Foreign Currency Loans, converted to Alternate Base Rate Loans denominated in Dollars, in which event all such Affected Loans shall be converted to Alternate Base Rate Loans denominated in Dollars as of the effective date of such notice as provided in subsection (b) below; provided that the applicable Borrower shall be liable for any currency exchange loss related to such conversion.

In the event any Lender shall exercise its rights under (i) or (ii) above with respect to any Affected Loans which are not Foreign Currency Loans, all payments and prepayments of principal which would otherwise have been applied to repay the Affected Loans of such Lender shall instead be applied to repay the Alternate Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Affected Loans.

(b) For purposes of this Section 2.15, a notice to the Company by any Lender shall be effective as to each such Affected Loan, if lawful, on the last day of the Interest Period currently applicable to such Affected Loan; in all other cases such notice shall be effective on the date of receipt by the Company.

Section 2.16 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Recipient with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof:

(i) shall subject such Recipient to any tax of any kind whatsoever with respect to any Letter of Credit or any application relating thereto, any Loan made by it, any Commitment or any other obligation, or any of its deposits, resources, other liabilities or capital, in each case, that is attributable to any of the foregoing, or change the basis of taxation of payments to such Recipient in respect thereof (except for withholding taxes covered by Section 2.18 and net income, branch profit and franchise taxes of such Recipient);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Recipient which is not otherwise included in the determination of the LIBOR Rate hereunder; or

(iii) shall impose on such Recipient or on the London interbank market any other condition, cost or expense (other than Taxes) affecting this Credit Agreement or the Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender shall have reasonably determined that the adoption of or any change after the date of this Agreement in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen (15) days after demand by such Lender, the applicable Borrower shall pay to such Lender such additional amount as shall be certified by such Lender as being required to compensate it for such reduction. Such a certificate as to any additional amounts payable under this Section submitted by a Lender (which certificate shall include a description of the basis for the computation), through the Administrative Agent, to the Company shall be conclusive absent manifest error.

(c) The agreements in this Section 2.16 shall survive the termination of this Credit Agreement and payment of the Credit Party Obligations. Any claim by a Lender for indemnification under this Section 2.16 shall be made no later than 90 days after such Lender becomes aware any amount payable to such Lender under this Section. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, shall, in each case, be deemed to be a change in a Requirement of Law and/or a change in capital adequacy regulation under this Section 2.16, as applicable, regardless of the date enacted, adopted or issued.

Section 2.17 Indemnity.

Each of the Borrowers hereby agree to indemnify each Lender and to hold such Lender harmless from any funding loss or expense which such Lender may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or interest on any Loan by such Lender in accordance with the terms hereof, (b) default by such Borrower in accepting a borrowing after such Borrower has given a notice in accordance with the terms hereof, (c) default by such Borrower in making any prepayment after such Borrower has given a notice in accordance with the terms hereof, and/or (d) the making by such Borrower of a prepayment of a Loan, or the conversion thereof, on a day which is not the last day of the Interest Period with respect thereto, in each case including, but not limited to, any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Loans hereunder. A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender, through the Administrative Agent, to the Company (which certificate must be delivered to the Administrative Agent within thirty days following such default, prepayment or conversion) shall be conclusive in the absence of manifest error. The agreements in this Section shall survive termination of this Credit Agreement and payment of the Credit Party Obligations; provided, that any claim by a Lender for indemnification under this Section 2.17 shall be made no later than 90 days after such Lender becomes aware of such loss or expense.

Section 2.18 Taxes.

(a) All payments made by the Credit Parties hereunder or under any Note shall be, except as provided in Section 2.18(b), made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits of a Lender or branch profit taxes or franchise taxes imposed on a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein or as a result of a present or former connection between the Lender and the jurisdiction imposing such tax (other than any such connection arising solely from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or enforced any Credit Document)) and all interest, penalties or similar liabilities with respect thereto (all such non excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the applicable Credit Parties agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts by such Credit Parties due under this Credit Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. The applicable Credit Parties will furnish to the Administrative Agent as soon as practicable after the date the payment of any Taxes is due pursuant to applicable law certified copies (to the extent reasonably available and required by law) of tax receipts evidencing such payment by such Credit Parties. The applicable Credit Parties agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender. If the Administrative Agent is, in respect of any payment in respect of the Loans, required to withhold or deduct any amount for or on account of any Taxes, the Lender shall give written notice of that fact to the Administrative Agent as soon as the Lender becomes aware of the requirement to make the withholding or deduction and shall give to the Administrative Agent such information as the Administrative Agent shall require to enable it to assess and comply with the requirement. Until such time, the Lender confirms that all payments made to or on behalf of the Lender may be made free and clear of and without withholding or deduction of any such amounts pursuant to applicable law.

(b) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(d) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN or W-8ECI (or successor forms) certifying such Lender’s entitlement to a complete exemption from United States withholding tax with respect to payments to be made under this Credit Agreement and under any Note. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Administrative Agent on or prior to the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(d) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9 (or successor forms) certifying such Lender is exempt from United States backup withholding tax. In addition, each Lender agrees that it will deliver upon the Company’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from United States withholding tax with respect to payments under this Credit Agreement and any Note. Notwithstanding anything to the contrary contained in Section 2.18(a), but subject to the immediately following sentence, (A) the Borrowers shall be entitled, to the extent required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Lender to the extent that such Lender has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (B) the Borrowers shall not be obligated pursuant to Section 2.18(a) hereof to gross up payments to be made to a Lender or indemnify the Lender in respect of Taxes imposed by the United States if (I) such Lender has not provided to the Company the Internal Revenue Service Forms required to be provided to the Company pursuant to this Section 2.18(b) or (II) to the extent that such Forms do not establish a complete exemption from withholding of such Taxes. Notwithstanding anything to the contrary contained in the preceding sentence or elsewhere in this Section 2.18, the applicable Credit Parties agree to pay additional amounts and to indemnify each Lender in the manner set forth in Section 2.18(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Closing Date, or in the case of a Lender that is an assignee or transferee of an interest under this Credit Agreement pursuant to Section 9.6(d), after the date on which such Lender becomes a party to this Credit Agreement, in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(c) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Notwithstanding anything to the contrary in this Section 2.18, (A) the Borrowers shall be entitled, to the extent required to do so by law, to deduct or withhold Taxes imposed by by FATCA and (B) the Borrowers shall not be obligated pursuant to Section 2.18(a) hereof to gross up payments to be made to a Lender or indemnify the Lender in respect of Taxes imposed by FATCA. For purposes of this Section 2.18(c), FATCA means Sections 1471 through 1474 of the Code and any current or future regulations or official interpretations thereof (including any applicable inter-governmental agreement currently in force).

(d) Each Lender that is not incorporated or organized under the laws of the jurisdiction under which a Foreign Credit Party is incorporated or organized or is not a resident for taxation purposes of such Foreign Credit Party’s country of tax residence, shall upon written request by such Foreign Credit Party, deliver to such Foreign Credit Party or the applicable taxing authority, as the case may be, any form or certificate required in order that any payment by such Foreign Credit Party under this Credit Agreement to such Lender may be made free and clear of, and without deduction or withholding for or on account of any tax (or to allow any such deduction or withholding to be at a reduced rate) imposed on such payment under the laws of the jurisdiction under which such Foreign Credit Party is incorporated or organized or is otherwise a resident for taxation purposes.

(e) Each Lender agrees to use reasonable efforts (including reasonable efforts to change its Domestic Lending Office or LIBOR Lending Office, as the case may be) to avoid or to minimize any amounts which might otherwise be payable pursuant to this Section; provided, however, that such efforts shall not cause the imposition on such Lender of any additional costs or legal or regulatory burdens deemed by such Lender in its sole discretion to be material.

(f) If the Credit Parties pay any additional amount pursuant to this Section 2.18 with respect to a Lender, such Lender shall use reasonable efforts to obtain a refund of tax or credit against its tax liabilities on account of such payment; provided that such Lender shall have no obligation to use such reasonable efforts if either (i) it is in an excess foreign tax credit position or (ii) it believes in good faith, in its sole discretion, that claiming a refund or credit would cause adverse tax consequences to it. In the event that such Lender receives such a refund or credit, such Lender shall pay to the Credit Parties an amount that such Lender reasonably determines is equal to the net tax benefit obtained by such Lender as a result of such payment by the Credit Parties. In the event that no refund or credit is obtained with respect to the Credit Parties’ payments to such Lender pursuant to this Section 2.18, then such Lender shall upon request provide a certification that such Lender has not received a refund or credit for such payments. Nothing contained in this Section 2.18 shall require a Lender to disclose or detail the basis of its calculation of the amount of any tax benefit or any other amount or the basis of its determination referred to in the proviso to the first sentence of this Section 2.18 to the Credit Parties or any other party.

(g) The agreements in this Section 2.18 shall survive the termination of this Credit Agreement and the payment of the Credit Party Obligations.

Section 2.19 Indemnification; Nature of Issuing Lender’s Duties.

(a) In addition to its other obligations under Section 2.2, the applicable Borrower hereby agrees to protect, indemnify, pay and save the Issuing Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit on behalf such Borrower or one of its Subsidiaries or (ii) the failure of the Issuing Lender to honor a drawing under a Letter of Credit issued on behalf of such Borrower or one of its Subsidiaries as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b) As between the Credit Parties and the Issuing Lender, the Credit Parties shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Lender shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for payment to the beneficiary of a Letter of Credit on a drawing by a beneficiary that substantially (but not strictly) complies with conditions required in order to draw upon a Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (vii) for any consequences arising from causes beyond the control of the Issuing Lender, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Lender’s rights or powers hereunder.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Lender, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Lender under any resulting liability to the Credit Parties. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Lender against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Credit Parties, including, without limitation, any and all risks of the acts or omissions, whether rightful or wrongful, of any Government Authority. The Issuing Lender shall not, in any way, be liable for any failure by the Issuing Lender or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Lender.

(d) Except as provided in subsection (e) below, nothing in this Section 2.19 is intended to limit the Reimbursement Obligation of the Company contained in Section 2.2(d) hereof. The obligations of the Credit Parties under this Section 2.19 shall survive the termination of this Credit Agreement. No act or omissions of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Lender to enforce any right, power or benefit under this Credit Agreement.

(e) Notwithstanding anything to the contrary contained in this Section 2.19 the Credit Parties shall have no obligation to indemnify the Issuing Lender in respect of any liability incurred by the Issuing Lender arising out of the gross negligence or willful misconduct of the Issuing Lender (including action not taken by the Issuing Lender), as determined by a court of competent jurisdiction.

Section 2.20 Replacement of Lenders.

The Company shall be permitted to replace, with a financial institution, any Lender (other than HSBC) that (a) requests reimbursement for amounts owing pursuant to Section 2.15, 2.16 or 2.18(a), or (b) is a Defaulting Lender or is otherwise in default of its obligation to make Loans hereunder; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15, 2.16 or 2.18(a), as applicable, so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15, 2.16 or 2.18(a), as applicable, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Company shall be liable to such Lender under Section 2.17 if any LIBOR Rate Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Company shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Company shall pay all additional amounts (if any) required pursuant to Section 2.15, 2.16 or 2.18(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender. In the event the replaced Lender fails to execute the agreements required under Section 9.6 in connection with any assignment pursuant to this Section 2.20, the Company may, upon two (2) Business Days prior notice to such replaced Lender, execute such agreements on behalf of such replaced Lender. A Lender shall not be required to be replaced if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such replacement cease to apply.

Section 2.21 Obligations of Borrowers.

Notwithstanding anything in this Credit Agreement or in the other Credit Documents to the contrary (including, without limitation, Section 2.7, Section 2.12, Article X and Article XI), the parties hereto acknowledge and agree that (a) each of the Borrowers, in its capacity as a Borrower hereunder, is not jointly and severally liable for the Credit Party Obligations of the other Borrower; provided that it is acknowledged and agreed that the Company has guaranteed the Credit Party Obligations of the Foreign Borrower pursuant to Article XI and that the Foreign Borrower has not guaranteed the Credit Party Obligations of the Company and (b) neither the Foreign Borrower nor any other Foreign Credit Party shall be required to repay or prepay, or to guarantee, nor shall any amount paid by the Foreign Borrower or any other Foreign Credit Party be applied to, any Credit Party Obligations of the Company and the US Guarantors.

Section 2.22 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: FIRST, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; SECOND, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder; THIRD, to cash collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender; FOURTH, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; FIFTH, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement and (y) cash collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement; SIXTH, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; SEVENTH, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and EIGHTH, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender, until such time as all Loans and funded and unfunded participations in LOC Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable facility without giving effect to Section 2.22(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive a Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit for which it has provided cash collateral.

(C) With respect to any Commitment Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in LOC Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions is satisfied at such time) provided that, on any date thereafter during such period, to the extent that such conditions set forth in Section 4.2 are satisfied, such reallocation shall occur at such later date, and (y) such reallocation does not cause the sum of the aggregate principal Dollar Amount of such Non-Defaulting Lender’s outstanding Revolving Loans plus such Lender’s Revolving Commitment Percentage of outstanding Swingline Loans plus such Lender’s Revolving Commitment Percentage of LOC Obligations to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, cash collateralize the Issuing Lender’s Fronting Exposure.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.22(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Credit Agreement and to make the Extensions of Credit herein provided for, the Credit Parties hereby represent and warrant to the Administrative Agent and to each Lender that:

Section 3.1 Financial Condition.

The Company has delivered to the Administrative Agent and the Lenders (a) balance sheets and the related statements of income and of cash flows of the Company and its Subsidiaries for the fiscal year ended December 31, 2012, audited by a nationally recognized independent accounting firm, (b) company-prepared unaudited monthly balance sheets and the related statements of income and cash flows of the Company and its Subsidiaries as of, and for the period ending, June 30, 2013, (c) a company-prepared pro forma balance sheet of the Company and its Subsidiaries as of June 30, 2013, giving effect to the making of the Loans and (d) three-year projected financial statements (including balance sheets and statements of income and cash flow) of the Company and its Subsidiaries prepared on an annual basis, all in form and substance satisfactory to the Administrative Agent and certified by the chief financial officer of the Company that (i) with respect to the audited and unaudited financial statements, they fairly present the financial condition of the Company and its Subsidiaries as of the dates indicated, (ii) with respect to the audited and unaudited financial statements, they fairly present the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments and (ii) with respect to the pro forma balance sheet and the projections, were prepared in good faith based upon reasonable assumptions.

Section 3.2 No Change.

Since December 31, 2012, there has been no development or event which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

Section 3.3 Corporate Existence; Compliance with Law.

Each of the Credit Parties (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent applicable under such laws), (b) has the requisite power and authority and the legal right to own and operate all its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified to conduct business and in good standing (to the extent applicable) under the laws of (i) the jurisdiction of its organization, (ii) the jurisdiction where its chief executive office is located and (iii) each other jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such jurisdiction and (d) is in compliance with all Requirements of Law, government permits and government licenses except to the extent that the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The jurisdictions in which the Credit Parties as of the Closing Date are organized and qualified to do business are described on Schedule 3.3.

Section 3.4 Corporate Power; Authorization; Enforceable Obligations.

Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform the Credit Documents to which it is party and has taken all necessary limited liability company or corporate action to authorize the execution, delivery and performance by it of the Credit Documents to which it is party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery or performance of any Credit Document by the Credit Parties (other than those that have been obtained) or with the validity or enforceability of any Credit Document against the Credit Parties (except such filings as are necessary in connection with the perfection of the Liens created by such Credit Documents). Each Credit Document to which it is a party has been duly executed and delivered on behalf of each Credit Party. Each Credit Document to which it is a party constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.5 No Legal Bar; No Default.

The execution, delivery and performance of the Credit Documents, the borrowings thereunder and the use of the proceeds of the Loans will not violate any material Requirement of Law or any material Contractual Obligation of any Credit Party (except those as to which waivers or consents have been obtained), and will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents. No Credit Party is in default under or with respect to any of its Contractual Obligations to the extent such default could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 3.6 No Material Litigation.

No litigation, investigation, claim, criminal prosecution, civil investigative demand, imposition of criminal or civil fines and penalties, or any other proceeding of or before any arbitrator or Governmental Authority is pending or, to the best knowledge of the Credit Parties, threatened by or against any Credit Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to the Credit Documents or any Loan or any of the transactions contemplated hereby, or (b) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Investment Company Act.

No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is a subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal or state statute or regulation limiting its ability to incur the Credit Party Obligations.

Section 3.8 Margin Regulations.

No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly for any purpose that violates, or that would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. The Credit Parties and their Subsidiaries are not engaged, principally or as one of their important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” “margin stock” within the respective meanings of each of such terms under Regulation U. The Credit Parties and their Subsidiaries shall not engage in any activities, including the purchase of Margin Stock, which would result in a violation of Regulation U.

Section 3.9 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred resulting in any liability that has remained underfunded, and no Lien in favor of the PBGC or a Plan has arisen, during such five year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither any Credit Party nor any Commonly Controlled Entity is currently subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

Section 3.10 Environmental Matters.

Except for matters that could not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by the Credit Parties or any of their Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations which (i) constitute a violation of, or (ii) could give rise to liability under, any Environmental Law.

(b) The Properties and all operations of the Credit Parties and/or their Subsidiaries at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Credit Parties or any of their Subsidiaries (the “Business”).

(c) Neither the Credit Parties nor their Subsidiaries have received any written or actual notice of violation, alleged violation, non compliance, liability or potential liability with respect to environmental matters or Environmental Laws regarding any of the Properties or the Business, nor does the Credit Parties and their Subsidiaries have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that could give rise to liability under any Environmental Law, and no Materials of Environmental Concern have been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Credit Parties and their Subsidiaries, threatened, under any Environmental Law to which any Credit Party or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Credit Party or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

Section 3.11 Purpose of Loans.

The proceeds of the Extensions of Credit shall be used by the Borrowers solely (a) refinance certain existing Indebtedness of the Credit Parties, (b) to pay any fees and expenses in connection with the Credit Agreement, (c) to repurchase Capital Stock of the Company to the extent permitted by Section 6.10 and (d) to provide for the working capital and general corporate or limited liability company requirements of the Borrowers and their Subsidiaries (including capital expenditures and Permitted Acquisitions).

Section 3.12 Subsidiaries.

Set forth on Schedule 3.12 is a complete and accurate list, as of the Closing Date or the date Schedule 3.12 was last updated in accordance with the terms of Section 5.2(b), as applicable, of all Subsidiaries of the Credit Parties. Information on the attached Schedule includes the following: (a) the number of shares of each class of Capital Stock or other equity interests outstanding; (b) the number and percentage of outstanding shares of each class of Capital Stock owned by the Company or any of its Subsidiaries; and (c) the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. The outstanding Capital Stock and other equity interests of all such Subsidiaries is validly issued, fully paid and non assessable and is owned free and clear of all Liens (other than those arising under or contemplated in connection with the Credit Documents). The Company may update Schedule 3.12 from time to time by providing a replacement Schedule 3.12 to the Administrative Agent.

Section 3.13 Ownership.

Each of the Credit Parties and its Subsidiaries has good and marketable title to all of its material assets, or if any material Property is leased by such Credit Party or any of its Subsidiaries, such Person has a valid leasehold interest enforceable against the lessor of such material Property in accordance with the terms of such lease, and none of such material assets is subject to any Lien other than Permitted Liens.

Section 3.14 Indebtedness.

Except as otherwise permitted under Section 6.1, the Credit Parties and their Subsidiaries have no Indebtedness.

Section 3.15 Taxes.

Each of the Credit Parties and their Subsidiaries has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid (a) all material amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes (i) that are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP. None of the Credit Parties and their Subsidiaries is aware as of the Closing Date of any proposed material tax fine or penalty against it or any of its Subsidiaries.

Section 3.16 Intellectual Property.

Each of the Credit Parties and their Subsidiaries owns, or has the legal right to use, all Intellectual Property, tradenames, technology, know how and processes necessary for each of them to conduct its business as currently conducted in all material respects. Set forth on Schedule 3.16 is a list, as of the Closing Date or the date Schedule 3.16 was last updated in accordance with the terms of Section 5.2(b), as applicable, of all registered Intellectual Property owned by each of the Credit Parties and their Subsidiaries or with respect to which a Credit Party or any of its Subsidiaries has been granted a license. Except as provided on Schedule 3.16, as of the Closing Date or the date Schedule 3.16 was last updated in accordance with the terms of Section 5.2(b), as applicable, no claim that could reasonably be expected to have a Material Adverse Effect has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor do the Credit Parties or any of their Subsidiaries know of any such material claim, and, to the knowledge of the Credit Parties and their Subsidiaries, the use of such Intellectual Property by the Credit Parties or any of their Subsidiaries does not infringe on the rights of any Person to the extent that such use could reasonably be expected to have a Material Adverse Effect.

Section 3.17 Solvency.

The fair saleable value of the assets of the Company and of the Company and its Subsidiaries taken as a whole, measured on a going concern basis, exceeds all probable liabilities of the Company and the Company and its Subsidiaries taken as a whole, including those to be incurred pursuant to this Credit Agreement. Each of the Company and the Foreign Borrower (a) does not have unreasonably small capital in relation to the business in which it is or proposes to be engaged or (b) has not incurred, or believes that it will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond its ability to pay such debts as they become due. The Credit Parties taken as a whole (i) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged or (ii) have not incurred, or believe that they will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond their ability to pay such debts as they become due. In executing the Credit Documents and consummating the transactions contemplated thereby, none of the Credit Parties intends to hinder, delay or defraud either present or future creditors or other Persons to which one or more of the Credit Parties is or will become indebted.

Section 3.18 Investments.

All Investments of each of the Credit Parties and their Subsidiaries are Permitted Investments.

Section 3.19 Location of Collateral.

Set forth on Schedule 3.19(a) is a list of all Properties of the Credit Parties and their Subsidiaries as of the Closing Date with street address, county and state where located. Set forth on Schedule 3.19(b) is a list of all locations where any tangible personal property of the Credit Parties and their Subsidiaries is located as of the Closing Date, including county and state where located. Set forth on Schedule 3.19(c) is the state of incorporation or organization, the chief executive office and the principal place of business of each of the Credit Parties and their Subsidiaries as of the Closing Date.

Section 3.20 No Burdensome Restrictions.

None of the Credit Parties and their Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 3.21 Brokers’ Fees.

None of the Credit Parties and their Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Credit Documents other than the closing and other fees payable pursuant to this Credit Agreement and the as set forth in the Fee Letter.

Section 3.22 Labor Matters.

Except as set forth on Schedule 3.22 hereto, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Credit Parties as of the Closing Date or the date Schedule 3.22 was last updated in accordance with the terms of Section 5.2(b), as applicable. None of the Credit Parties and their Subsidiaries (a) has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years or (b) has knowledge of any potential or pending strike, walkout or work stoppage which, in either case, could reasonably be expected to have a Material Adverse Effect. Other than as set forth on Schedule 3.22, no material unfair labor practice complaint is pending against any Credit Party as of the Closing Date or the date Schedule 3.22 was last updated in accordance with the terms of Section 5.2(b), as applicable.

Section 3.23 Security Documents.

The Security Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby. Except as set forth in the Security Documents, such security interests and Liens are currently (or will be, upon (a) the filing of appropriate financing statements with the Secretary of State of the state of incorporation for each Credit Party, the filing of appropriate assignments or notices with the United States Patent and Trademark Office and the United States Copyright Office, and the recordation of the applicable Mortgage Instruments, in each case in favor of the Administrative Agent, on behalf of the Lenders, (b) the Administrative Agent obtaining Control (as defined in the Security Agreement) over those items of Collateral in which a security interest is perfected through Control and (c) with respect to the Foreign Pledge Documents, providing such notifications and making such filings and registrations as are required under applicable law) perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

Section 3.24 Accuracy and Completeness of Information.

All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of any Credit Party or any of its Subsidiaries to the Administrative Agent, the Arranger or any Lender for purposes of or in connection with this Credit Agreement or any other Credit Document, or any transaction contemplated hereby or thereby, is or will be true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading. As of the Closing Date, there is no fact now known to any Credit Party or any of its Subsidiaries which, individually or in the aggregate, has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Company and its Subsidiaries furnished to the Administrative Agent and the Lenders, or in any certificate, opinion or other written statement made or furnished by any Credit Party to the Administrative Agent and the Lenders.

Section 3.25 Material Contracts.

As of the Closing Date, the Credit Parties are not party to any Material Contract. The Company may update Schedule 3.25 from time to time by providing a replacement Schedule 3.25 to the Administrative Agent.

Section 3.26 Insurance.

The present insurance coverage of the Credit Parties and their Subsidiaries is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.26 and such insurance coverage complies the requirements set forth in Section 5.5(b).

Section 3.27 Anti-Terrorism Laws.

Neither any Credit Party nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any or its Subsidiaries is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act (as defined in Section 9.18). None of the Credit Parties (i) is a blocked person described in section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 3.28 Compliance with OFAC Rules and Regulations.

None of the Credit Parties or their Subsidiaries or their respective Affiliates are, nor, to the knowledge of the Company, are any of their respective officers, directors or employees (i) a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. Each of the Credit Parties has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party and its respective directors, officers, employees and, in connection with its dealings with any Credit Party, its agents, with Anti-Corruption Laws and applicable Sanctions. The Credit Parties and their Subsidiaries and their respective officers, directors and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects, except to the extent noncompliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.29 Directors; Capitalization.

Set forth on Schedule 3.29 is a list of the directors of the Company’s board of directors as of the Closing Date. As of the Closing Date, the capitalization of the Company shall be as set forth on Schedule 3.29.

Section 3.30 Compliance with FCPA.

Each of the Credit Parties and their Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Credit Parties and their Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Credit Party or its Subsidiary or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE IV.
CLOSING CONDITIONS

Section 4.1 Conditions to Closing Date and Initial Revolving Loans.

The obligation of each Lender to make the initial Revolving Loans on the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Credit Documents. Each of the Credit Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. The Administrative Agent (or its counsel) shall have received (including by telecopy or electronic transmission) a fully executed copy of each such Credit Document.

(b) Authority Documents. The Administrative Agent shall have received the following:

(i) Articles of Incorporation. Copies of the articles of incorporation or other charter documents (or the foreign equivalent, if any), as applicable, of each Credit Party certified (A) by a secretary, assistant secretary or authorized board member(s) of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date, and (B) to be true and complete as of a recent date by the appropriate Governmental Authority of the state of its incorporation or organization, as applicable.

(ii) Resolutions. Copies of resolutions of the board of directors or comparable managing body and, to the extent applicable, the general meeting of shareholders of each Credit Party approving and adopting the Credit Documents, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary, assistant secretary or authorized board member(s) of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iii) Bylaws. A copy of the bylaws or comparable operating agreement (or the foreign equivalent, if any) of each Credit Party certified by a secretary, assistant secretary or authorized board member(s) of such Credit Party (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) as of the Closing Date to be true and correct and in force and effect as of such date.

(iv) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to each Credit Party (to the extent applicable under the laws of its jurisdiction of organization) certified as of a recent date by the appropriate Governmental Authorities of its jurisdiction of organization and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect on the business or operations of the Credit Parties and their Subsidiaries in such state.

(v) Incumbency. An incumbency certificate (or the foreign equivalent) of each Credit Party certified by a secretary, assistant secretary or authorized board member(s) (pursuant to a secretary’s certificate in substantially the form of Schedule 4.1(b) attached hereto) to be true and correct as of the Closing Date.

(c) Legal Opinions of Counsel. The Administrative Agent shall have received (i) a signed opinion of Wilmer Cutler Pickering Hale and Dorr LLP, U.S. counsel to the Credit Parties (which shall include, without limitation, opinions with respect to the due organization and valid existence of each US Credit Party, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the US Pledge Agreement and the Security Agreement and opinions as to the non-contravention of the US Credit Parties’ organizational documents and Material Contracts (if any)), (ii) a signed opinion of AMMC Law S.A., Luxembourg counsel to Lionbridge Luxembourg S.à.r.l. (which shall include, without limitation, opinions with respect to the due organization and valid existence of Lionbridge Luxembourg S.à.r.l., opinions as to the non-contravention of Lionbridge Luxembourg S.à.r.l.’s organizational documents), and (iii) a signed opinion of A&L Goodbody, Irish counsel to the Administrative Agent (which shall include, without limitation, opinions with respect to the due organization and valid existence of the Foreign Borrower and Lionbridge International, opinions as to perfection of the Liens granted to the Administrative Agent pursuant to the Foreign Pledge Agreements and the Foreign Pledge Documents and opinions as to the non-contravention of the Foreign Borrower’s and Lionbridge International’s organizational documents). Each opinion delivered pursuant to this Section 4.1(c) shall be addressed to the Administrative Agent and the Lenders and be in form and substance acceptable to the Administrative Agent.

(d) Personal Property Collateral. The Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent:

(i) (A) searches of Uniform Commercial Code filings (or the foreign equivalent) in the jurisdiction of the chief executive office of each Credit Party and each jurisdiction where any Collateral is located or where a filing would need to be made in order to perfect the Lenders’ security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens and (B) tax lien, judgment and pending litigation searches;

(ii) searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by the Administrative Agent in order to perfect the Administrative Agent’s security interest in the Intellectual Property;

(iii) completed UCC financing statements (or foreign equivalent) for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral;

(iv) with respect to the stock or membership certificates, if any, evidencing the Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreements, duly executed in blank undated stock or transfer powers; and

(v) duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Lenders’ security interest in the Collateral.

(e) Liability, Casualty, Property and Business Interruption Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance evidencing liability, casualty, property and business interruption insurance meeting the requirements set forth herein or in the Security Documents. The Administrative Agent shall be named as loss payee and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled.

(f) Projections. The Administrative Agent shall have received projections covering the Company and its Subsidiaries on a consolidated basis for the period through December 31, 2015.

(g) Officer’s Certificates. The Administrative Agent shall have received a certificate executed by a Responsible Officer of the Company as of the Closing Date stating that immediately after giving effect to this Credit Agreement (including the initial Extensions of Credit hereunder) and the other Credit Documents and all the transactions contemplated therein or thereby to occur on such date, (A) no Default or Event of Default exists, (B) all representations and warranties contained herein and in the other Credit Documents (1) that contain a materiality qualification are true and correct and (2) that do not contain a materiality qualification are true and correct in all material respects.

(h) Account Designation Letter. The Administrative Agent shall have received the executed Account Designation Letter in the form of Schedule 1.1-1 hereto.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing with respect to the Revolving Loans to be made on the Closing Date.

(j) Solvency Certificate. The Administrative Agent shall have received an officer’s certificate prepared by the chief financial officer of the Company as to the financial condition, solvency and related matters of each Credit Party, in each case after giving effect to the initial Extensions of Credit under the Credit Documents, in substantially the form of Schedule 4.1(j) hereto.

(k) Litigation. There shall not exist any material pending or, to the Company’s knowledge, overtly threatened litigation, investigation, bankruptcy or insolvency, injunction, order or claim affecting or relating to, or seeking to enjoin, restrain, restrict, set aside or prohibit, impose material conditions upon or obtain substantial damages from or in respect of, any Credit Party or any of its Subsidiaries, this Agreement and the other Credit Documents, that has had or could reasonably be expected to have a Material Adverse Effect and has not been settled, dismissed, vacated, discharged or terminated prior to the Closing Date.

(l) Bankruptcy. There shall be no bankruptcy or insolvency proceedings with respect to the Company or any of its Subsidiaries.

(m) Consents. The Administrative Agent shall have received evidence that all governmental, shareholder and material third party consents and approvals necessary in connection with this Credit Agreement and the other Credit Documents and the financings and other transactions contemplated hereby have been obtained.

(n) Compliance with Laws. The financings and other transactions contemplated hereby shall be in compliance with all applicable laws and regulations (including all applicable securities and banking laws, rules and regulations).

(o) Material Adverse Effect. There shall have been no event and there shall exist no condition or state of facts that has had, or could reasonably be expected to have, a Material Adverse Effect, since June 30, 2013.

(p) Financial Statements. The Administrative Agent shall have received copies of the financial statements referred to in Section 3.1 hereof, each in form and substance satisfactory to it.

(q) Fees. The Administrative Agent and the Lenders shall have received all fees, if any, owing pursuant to the Fee Letter and Section 2.5.

(r) Corporate Structure. The number of shares of each class of Capital Stock issued and outstanding and the ownership thereof of the Credit Parties and their Subsidiaries as of the Closing Date shall be as described in Schedule 3.12 and Schedule 3.29.

(s) Patriot Act Certificate. The Administrative Agent shall have received a certificate satisfactory thereto, for benefit of itself and the Lenders, provided by the Company that sets forth information required by the Patriot Act including, without limitation, the identity of the Company, the name and address of the Company and other information that will allow the Administrative Agent or any Lender, as applicable, to identify such Company in accordance with the Patriot Act.

Section 4.2 Conditions to All Extensions of Credit.

The obligation of each Lender to make any Extension of Credit hereunder is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein, in the Security Documents or which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct on and as of the date of such Extension of Credit as if made on and as of such date, except to the extent such representations and warranties were expressly made only as of a specific date.

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date unless such Default or Event of Default shall have been waived in accordance with this Credit Agreement.

(c) Compliance with Commitments. Immediately after giving effect to the making of any such Extension of Credit (and the application of the proceeds thereof), (i) the sum of the aggregate principal Dollar Amount (determined as of the most recent Revaluation Date) of outstanding Revolving Loans plus outstanding Swingline Loans plus LOC Obligations shall not exceed the Revolving Committed Amount, (ii) the LOC Obligations shall not exceed the LOC Committed Amount and (iii) the Swingline Loans shall not exceed the Swingline Committed Amount.

(d) Additional Conditions to Revolving Loans. If a Revolving Loan is requested, all conditions set forth in Section 2.1 shall have been satisfied.

(e) Additional Conditions to Letters of Credit. If the issuance of a Letter of Credit is requested, all conditions set forth in Section 2.2 shall have been satisfied.

(f) Additional Conditions to Swingline Loans. If a Swingline Loan is requested, all conditions set forth in Section 2.3 shall have been satisfied.

(g) Additional Conditions to Increase of Facility. If an Increase of the Revolving Commitment is requested, all conditions set forth in Section 2.4 shall have been satisfied.

Each request for an Extension of Credit and each acceptance by the Company of any such Extension of Credit shall be deemed to constitute representations and warranties by the Credit Parties as of the date of such Extension of Credit that the conditions set forth above in paragraphs (a) through (g), as applicable, have been satisfied.

ARTICLE V.
AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements) and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, the Credit Parties shall, and shall cause each of their Subsidiaries (other than in the case of Sections 5.1 or 5.2 hereof), to:

Section 5.1 Financial Statements.

Furnish to the Administrative Agent and each of the Lenders:

(a) Annual Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Company is required by the SEC to deliver its Form 10-K for any fiscal year of the Company and (ii) ninety (90) days after the end of each fiscal year of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Company and its consolidated Subsidiaries for such year, which in the case of the consolidated statements shall be audited by a firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification;

(b) Quarterly Financial Statements. As soon as available and in any event no later than the earlier of (i) to the extent applicable, the date the Company is required by the SEC to deliver its Form 10-Q for any fiscal quarter of the Company and (ii) forty-five (45) days after the end of each fiscal quarter of the Company, a copy of the consolidated and consolidating balance sheet of the Company and its consolidated Subsidiaries as at the end of such period and related consolidated and consolidating statements of income and retained earnings and of cash flows for the Company and its consolidated Subsidiaries for such quarterly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form consolidated figures for the corresponding period or periods of the preceding fiscal year (subject to normal recurring year end audit adjustments); and

(c) Annual Operating Budget and Cash Flow. As soon as available, but in any event within thirty (30) days prior to the end of each fiscal year, a copy of the detailed annual operating budget or plan including cash flow projections of the Company and its Subsidiaries for the next four fiscal quarter period prepared on a quarterly basis, in form and detail reasonably acceptable to the Administrative Agent and the Lenders, together with a summary of the material assumptions made in the preparation of such annual budget or plan;

all such financial statements to be complete and correct in all material respects (subject, in the case of interim statements, to normal recurring year end audit adjustments) and to be prepared in reasonable detail and, in the case of the annual and quarterly financial statements provided in accordance with subsections (a) and (b) above, in accordance with GAAP applied consistently throughout the periods reflected therein and further accompanied by a description of, and an estimation of the effect on the financial statements on account of, a change, if any, in the application of accounting principles as provided in Section 1.3.

Reports and documents required to be delivered to the Lenders pursuant to Sections 5.1 and 5.2 shall be deemed delivered upon the delivery of such reports and documents electronically to the Administrative Agent in a format that will allow such reports and documents to be posted to Intralinks or other electronic medium accessible to the Lenders and reasonably acceptable to the Administrative Agent, or, in the case of materials filed and reasonably accessible to the Lenders and the Administrative Agent with the SEC, upon notice to the Administrative Agent of such filing; provided, that if any Lender shall request a printed copy of any such report or document, the Company shall promptly provide such printed copies to such Lender.

Section 5.2 Certificates; Other Information.

Furnish to the Administrative Agent and each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each of the Credit Parties during such period observed or performed in all material respects all of its covenants and other agreements, and satisfied in all material respects every condition, contained in this Credit Agreement to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 as of the last day of such period;

(b) concurrently with or prior to the delivery of the financial statements referred to in Sections 5.1(a) and 5.1(b) above, (i) an updated copy of Schedule 3.12 if the Company or any other Credit Party has formed or acquired a new Subsidiary since the Closing Date or since Schedule 3.12 was last updated, as applicable, (ii) an updated copy of Schedule 3.16 if the Company or any other Credit Party has registered, applied for registration of, acquired or otherwise obtained ownership of any new Intellectual Property since the Closing Date or since Schedule 3.16 was last updated, as applicable, (iii) an updated copy of Schedule 3.22 if the Company or any other Credit Party has entered into any new collective bargaining agreement or Multiemployer Plan or if any new unfair labor practice complaint has been filed against the Company or any other Credit Party since Schedule 3.22 was last updated and (iv) an updated copy of Schedule 3.25 if any new Material Contract has been entered into since the Closing Date or since Schedule 3.25 was last updated, as applicable, together with a copy of each new Material Contract; and

(c) promptly, such additional financial and other information as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Section 5.3 Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, subject, where applicable, to specified grace periods, (a) its material taxes (Federal, state, local and any other taxes) that, if unpaid, would result in Liens on the Collateral prior in rank to the Liens of the Administrative Agent and (b) any material additional costs that are imposed as a result of any failure to so pay, discharge or otherwise satisfy such taxes, except, in each case, when the amount or validity of any such taxes is currently being contested in good faith by appropriate proceedings, reserves, if applicable, in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties and no foreclosure action has been commenced by a Governmental Authority with respect thereto.

Section 5.4 Conduct of Business and Maintenance of Existence.

(a) Continue to engage in business of the same general type as now conducted by it on the Closing Date and preserve, renew and keep in full force and effect its corporate existence; (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; (c) comply in all material respects with all Contractual Obligations; and (d) comply with all Requirements of Law applicable to it, except, in the case of clauses (b), (c) and (d) above, to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.5 Maintenance of Property; Insurance.

(a) Keep all material property useful and necessary in its business in good working order and condition (ordinary wear and tear and obsolescence excepted);

(b) Maintain with financially sound and reputable insurance companies liability, casualty, property and business interruption insurance (including, without limitation, insurance with respect to its tangible Collateral) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon the request of the Administrative Agent, full information as to the insurance carried. The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such casualty, property and liability insurance, as applicable, and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty (30) days prior written notice before any such policy or policies shall be altered or canceled, and such policies shall provide that no act or default of the Credit Parties or any of their Subsidiaries or any other Person shall affect the rights of the Administrative Agent or the Lenders under such policy or policies. The insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.26; and

(c) In case of any material loss, damage to or destruction of the Collateral of any Credit Party or any part thereof, such Credit Party shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage or destruction.

Section 5.6 Inspection of Property; Books and Records; Discussions.

Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its businesses and activities; and permit, during regular business hours and upon reasonable notice by the Administrative Agent or any Lender, the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants; provided, that so long as no Event of Default has occurred and is continuing, the Credit Parties shall only be required to pay the fees and expenses of the Administrative Agent and any Lender for one such inspection by such Person in any fiscal year.

Section 5.7 Notices.

Give notice in writing to the Administrative Agent (which shall promptly transmit such notice to each Lender) of:

(a) promptly, but in any event within two (2) Business Days after any Credit Party knows or has reason to know thereof, the occurrence of any Default or Event of Default;

(b) promptly, (i) any default or event of default by the Company or any of its Subsidiaries under any Material Contract and (ii) any material default or material event of default by a third party under any Material Contract;

(c) promptly, any litigation, or any investigation or proceeding known to any Credit Party (i) affecting any Credit Party or any of their Subsidiaries which, if adversely determined, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or involve a monetary claim in excess of $1,000,000, (ii) affecting or with respect to this Credit Agreement, any other Credit Document or any security interest or Lien created thereunder or (iii) involving an environmental claim or potential liability under Environmental Laws which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party which could reasonably be expected to have a Material Adverse Effect;

(e) any attachment, judgment, lien, levy or order exceeding $1,000,000 that may be assessed against or threatened against any Credit Party other than Permitted Liens;

(f) as soon as possible and in any event within thirty (30) days after any Credit Party knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC (other than a Permitted Lien) or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or any Credit Party, any Commonly Controlled Entity or any Multiemployer Plan, with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(g) promptly, any notice of any material violation received by any Credit Party from any Governmental Authority including, without limitation, any notice of material violation of Environmental Laws; and

(h) promptly, any other development or event which could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties propose to take with respect thereto. In the case of any notice of a Default or Event of Default, the Company shall specify that such notice is a Default or Event of Default notice on the face thereof.

Section 5.8 Environmental Laws.

Except for matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws;

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings; and

(c) Defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective employees, agents, officers and directors, from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Credit Parties or any of their Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Credit Party Obligations and all other amounts payable hereunder and termination of the Commitments and the Credit Documents.

Section 5.9 Financial Covenants.

Comply with the following financial covenants:

(a) Leverage Ratio. The Leverage Ratio, as of the last day of each fiscal quarter of the Company for the four consecutive fiscal quarters then ending, shall be less than or equal to 3.00 to 1.0.

(b) Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio, as of the last day of each fiscal quarter of the Company for the four consecutive fiscal quarters then ending, shall be greater than or equal to 1.25 to 1.0.

The parties hereto acknowledge and agree that, for purposes of all calculations made in determining compliance for any applicable period with the financial covenants set forth in this Section 5.9, (i) after consummation of any Permitted Acquisition, (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Target acquired in such transaction shall be included in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Required Lenders, and (B) Indebtedness of a Target which is retired in connection with a Permitted Acquisition shall be excluded from such calculations and deemed to have been retired as of the first day of such applicable period and (ii) after any asset disposition permitted by Section 6.4(a)(vi), (A) income statement items and other balance sheet items (whether positive or negative) attributable to the Property disposed of shall be excluded in such calculations to the extent relating to such applicable period, subject to adjustments mutually acceptable to the Company and the Required Lenders and (B) Indebtedness that is repaid with the proceeds of such asset disposition shall be excluded from such calculations and deemed to have been repaid as of the first day of such applicable period.

Section 5.10 Additional Subsidiary Guarantors.

If at any time (i) any Domestic Subsidiary which is not a US Guarantor (each an “Excluded US Subsidiary”) shall individually generate more than two and one-half percent (2.5%) of Consolidated Revenues for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter on a pro forma basis or (ii) all Excluded US Subsidiaries shall, collectively, generate more than five percent (5%) of Consolidated Revenues for the period of four consecutive fiscal quarters ending as of the end of the immediately preceding fiscal quarter on a pro forma basis, then in either case the Credit Parties will (A) within 30 days thereafter (or such extended period of time as agreed to by the Administrative Agent) (1) cause one or more Excluded US Subsidiaries to become a US Guarantor by execution of a Joinder Agreement, such that immediately after its (or their) joinder as a US Guarantor, the remaining Excluded US Subsidiaries shall not, individually or collectively, exceed the threshold requirements set forth in clauses (i) and (ii) above, and (2) deliver with each Joinder Agreement substantially the same documentation required pursuant to Sections 4.1(b)-(e) and 5.12 and such other documents or agreements as the Administrative Agent may reasonably request. The Credit Party Obligations of the Company shall be secured by, among other things, a first priority perfected security interest in the Collateral of such new US Guarantor and a pledge of 100% of the Capital Stock of such new US Guarantor and its Domestic Subsidiaries and 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of its first-tier Foreign Subsidiaries.

Section 5.11 Compliance with Law.

Comply with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its Property if noncompliance with any such law, rule, regulation, order or restriction could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Maintain in effect and enforce policies and procedures designed to ensure compliance by the Credit Parties and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

Section 5.12 Pledged Assets.

(a) Cause each Credit Party’s Collateral (other than real property) to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent (subject in each case to Permitted Liens) pursuant to the terms and conditions of the Security Documents or such other security documents (including foreign security documents) as the Administrative Agent shall reasonably request.

(b) From and after the Closing Date, in the event that (i) any US Credit Party acquires a fee interest in real property or (ii) at the time any Person becomes a US Credit Party, such Person owns or holds a fee interest in real property, the Company will promptly notify the Administrative Agent of that fact and the applicable US Credit Party shall deliver to the Administrative Agent with respect to any such real property located in the United States, within 45 days after such acquisition or the time such Person becomes a US Credit Party (or such longer period of time as may be agreed to by the Administrative Agent), a Mortgage Instrument, title report, Mortgage Policy, flood hazard determination and such other documentation as the Administrative Agent may require (including, without limitation, a flood insurance policy, survey, environmental report, appraisal and zoning letter), each in form and substance reasonably satisfactory to the Administrative Agent.

Section 5.13 Covenants Regarding Patents, Trademarks and Copyrights.

(a) Notify the Administrative Agent quarterly if it knows that any application, letters patent or registration relating to any Patent, Patent License, Trademark or Trademark License of the Credit Parties material to the business of such Credit Party will become abandoned, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office or any court) regarding any Credit Party’s ownership of any Patent or Trademark material to the business of such Credit Party, its right to patent or register the same, or to enforce, keep and maintain the same, or its rights under any Patent License or Trademark License material to the business of such Credit Party.

(b) Notify the Administrative Agent quarterly after it knows of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in any court) regarding any Copyright or Copyright License of the Credit Parties material to the business of such Credit Party, whether (i) such Copyright or Copyright License may become invalid or unenforceable prior to its expiration or termination, or (ii) any Credit Party’s ownership of such Copyright, its right to register the same or to enforce, keep and maintain the same, or its rights under such Copyright License, may become affected.

(c) (i) Notify the Administrative Agent quarterly of any filing by any Credit Party, either itself or through any agent, employee, licensee or designee, of any application for registration of any Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office or any similar office or agency in any other country or any political subdivision thereof.

(ii) Concurrently with the delivery of quarterly and annual financial statements of the Company pursuant to Section 5.1 hereof, provide the Administrative Agent and its counsel a complete and correct list of all Intellectual Property owned by or licensed to the Credit Parties that have not been set forth as annexes of such documents and instruments showing all filings and recordings for the protection of the security interest of the Administration Agent therein pursuant to the agreements of the United States Patent and Trademark Office or the United States Copyright Office.

(iii) Upon the reasonable request of the Administrative Agent, execute and deliver any and all agreements, instruments, documents, and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in the Intellectual Property and the general intangibles referred to in clauses (i) and (ii) to the extent owned or licensed by US Credit Parties, including, without limitation, the goodwill of the Company, relating thereto or represented thereby (or such other Intellectual Property or the general intangibles relating thereto or represented thereby as the Administrative Agent may reasonably request).

(d) Take all necessary actions, including, without limitation, in any proceeding before the United States Patent and Trademark Office or the United States Copyright Office, to maintain each item of Intellectual Property of the Company or any other Credit Party necessary and material to the business of such Person, including, without limitation, payment of maintenance fees, filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition, interference and cancellation proceedings.

(e) In the event that any Credit Party becomes aware that any Intellectual Property material to its business is infringed, misappropriated or diluted by a third party in any material respect, notify the Administrative Agent promptly after it learns thereof and shall promptly take such actions as such Credit Party, shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

Section 5.14 Deposit Accounts.

The US Credit Parties’ main operating cash accounts shall be maintained at HSBC or as otherwise designated by HSBC, provided that, in each case, HSBC offers pricing, operational capabilities and other terms competitive with other potential providers. Upon the occurrence and during the continuance of an Event of Default, deliver Deposit Account Control Agreements satisfactory to the Administrative Agent with respect to each deposit account of the US Credit Parties, to the extent such Deposit Account Control Agreements may be obtained using commercially reasonable efforts; provided, if any Deposit Account Control Agreement is not so obtained, the US Credit Parties will take such action with respect to the applicable deposit account as the Administrative Agent may reasonably request.

Section 5.15 Further Assurances.

Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Credit Documents and all applicable Requirements of Law.

ARTICLE VI.
NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Credit Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Credit Party Obligations (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements) and all other amounts owing to the Administrative Agent or any Lender hereunder are paid in full, that:

Section 6.1 Indebtedness.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b) Indebtedness of the Credit Parties and their Subsidiaries existing as of the Closing Date as referenced in the financial statements referenced in Section 3.1 (and set out more specifically in Schedule 6.1(b)) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension;

(c) Indebtedness of the Credit Parties and their Subsidiaries incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and (iii) the total amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding;

(d) Indebtedness and obligations owing under (i) pooling agreements and cash management agreements to the extent maintained with a Lender or an Affiliate of a Lender, and (ii) Secured Hedging Agreements and other Hedging Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(e) Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1;

(f) unsecured intercompany Indebtedness owed by Credit Parties (other than Foreign Credit Parties) and their Domestic Subsidiaries to Subsidiaries of the Company;

(g) unsecured intercompany Indebtedness owed by Foreign Subsidiaries to Foreign Subsidiaries;

(h) Indebtedness from Foreign Subsidiaries to US Credit Parties arising as a result of the restructuring of existing Acquisition related intercompany balances;

(i) so long as no Default or Event of Default then exists or would exist after giving effect to the incurrence of such Indebtedness, (i) unsecured intercompany Indebtedness owed by Foreign Subsidiaries to US Credit Parties in accordance with the historical practices of the US Credit Parties and in the ordinary course of business and (ii) other unsecured intercompany Indebtedness owed by Foreign Subsidiaries to US Credit Parties in an aggregate amount, with respect to all Foreign Subsidiaries, not to exceed (in the case of clause (ii)), when combined (without duplication) with any outstanding Investments made pursuant to clause (i)(y) of the definition of Permitted Investments, $10,000,000 at any time outstanding;

(j) Indebtedness owed by Foreign Subsidiaries (other than Foreign Credit Parties) to entities other than Credit Parties and their Subsidiaries in an aggregate amount, with respect to all Foreign Subsidiaries (other than Foreign Credit Parties), not to exceed $10,000,000 at any time outstanding;

(k) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(l) transactions permitted pursuant to Sections 6.4, 6.5 and 9.21 to the extent not already permitted pursuant to this Section 6.1;

(m) other Indebtedness of the Credit Parties and their Subsidiaries which does not exceed $5,000,000 in the aggregate at any time outstanding; and

(n) Guaranty Obligations in respect of Indebtedness of a Foreign Subsidiary that is not a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 6.1, provided that the total amount of all such Indebtedness shall not exceed $10,000,000 at any time outstanding.

Section 6.2 Liens.

The Credit Parties will not, nor will they permit any Subsidiary to, contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, except for (i) in the case of the Credit Parties only, Permitted Liens, and (ii) in the case of any Subsidiaries of the Company that are not Credit Parties, such Liens described in clause (a) and clauses (c)-(n) of “Permitted Liens”.

Section 6.3 Nature of Business.

The Credit Parties will not, nor will they permit any Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries are engaged in would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged in on the Closing Date.

Section 6.4 Consolidation, Merger, Sale or Purchase of Assets, etc.

The Credit Parties will not, nor will they permit any Subsidiary to,

(a) dissolve, liquidate or wind up its affairs, or sell, transfer, lease or otherwise dispose of its property or assets or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i) (A) the sale, transfer, lease or other disposition of inventory and materials in the ordinary course of business and (B) the conversion of cash into Corporate Investment Policy Investments and Corporate Investment Policy Investments into cash;

(ii) Recovery Events;

(iii) the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(iv) the sale, lease, transfer or other disposition of property or assets (at fair value) (A) between US Credit Parties, (B) between Foreign Credit Parties and (C) between Foreign Subsidiaries (other than Foreign Credit Parties); provided that in no event shall a Credit Party sell, transfer or otherwise dispose of any Intellectual Property to a Person that is not a Credit Party, except that the Foreign Borrower may license such Intellectual Property in the ordinary course of business, without the prior written consent of the Administrative Agent;

(v) the dissolution or winding up of any Subsidiary of the Company that is not a Credit Party; provided, that the assets of any such Subsidiary shall be transferred to another Subsidiary of the Company;

(vi) [Intentionally Omitted]

(vii) [Intentionally Omitted]

(viii) the dissolution or winding up of any Credit Party (other than a Borrower); provided, that the assets of any such Credit Party shall be transferred to another Credit Party;

(ix) (A) the sale or issuance of the Capital Stock of a Foreign Subsidiary (other than a Credit Party) of the Company to any Subsidiary of the Company to the extent not otherwise prohibited under this Credit Agreement or any of the other Credit Documents, (B) the sale or issuance of the Capital Stock of a US Credit Party (other than the Company) to another US Credit Party and (C) the sale or issuance of the Capital Stock of a Foreign Credit Party to a Credit Party;

(x) the merger or consolidation of a Subsidiary of the Company (other than a Borrower) into another Subsidiary of the Company; provided that if either Subsidiary is a Credit Party, the continuing or surviving Person shall be a Credit Party;

(xi) the merger or consolidation of any Subsidiary into the Company; provided that the Company shall be the continuing or surviving entity;

(xii) transactions permitted pursuant to Sections 6.1, 6.5 and 9.21 to the extent not already permitted pursuant to this Section 6.4(a);

(xiii) the sale, lease or transfer of property or assets not to exceed $500,000 in the aggregate in any fiscal year; and

(xiv) the sale of any Foreign Subsidiary (not including any Foreign Credit Party) which the Company has demonstrated to the reasonable satisfaction of the Administrative Agent has less than $10,000,000 in total annual revenue.

provided that (A) with respect to clause (ii) above, at least 75% of the consideration received therefor by the Credit Parties or any such Subsidiary shall be in the form of cash or Corporate Investment Policy Investments, and (B) with respect to clause (iv), no Default or Event of Default shall exist or shall result therefrom; provided, further, that with respect to sales of assets permitted hereunder only, the Administrative Agent shall, without the consent of the Required Lenders, release its Liens relating to the particular assets sold; or

(b) (i) purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) the property or assets of any Person, other than (A) Permitted Acquisitions and (B) except as otherwise limited or prohibited herein, purchases, leases or acquisitions of inventory, materials, property and equipment in the ordinary course of business, or (ii) enter into any transaction of merger or consolidation, except for (A) Permitted Acquisitions and Investments or acquisitions permitted pursuant to Sections 6.4(a) and 6.5 and (B) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if the Company is a party thereto, the Company will be the surviving corporation.

Section 6.5 Advances, Investments and Loans.

The Credit Parties will not, nor will they permit any Subsidiary to, make any Investment except for Permitted Investments.

Section 6.6 Transactions with Affiliates.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder or Affiliate (other than Credit Parties) other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s length transaction with a Person other than an officer, director, shareholder or Affiliate, and except as otherwise permitted by Sections 6.1, 6.2 and 6.4.

Section 6.7 Ownership of Subsidiaries; Restrictions.

The Credit Parties will not, nor will they permit any Subsidiary to, create, form or acquire any Subsidiaries, except for Domestic Subsidiaries that are joined as Additional Credit Parties to the extent required by Section 5.10 and Foreign Subsidiaries. Subject to Section 9.21, the Credit Parties will not sell, transfer, pledge or otherwise dispose of any Capital Stock or other equity interests in any of their Subsidiaries, nor will they permit any of their Subsidiaries to issue, sell, transfer, pledge or otherwise dispose of any of their Capital Stock or other equity interests, except in a transaction permitted by Section 6.4.

Section 6.8 Corporate Changes.

No Credit Party will, nor will it permit any of its Subsidiaries to, (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of designation (or corporate charter or other similar organizational document) operating agreement or bylaws (or other similar document) in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, (c) change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation or (d) materially change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders.

Section 6.9 Limitation on Restricted Actions.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a US Guarantor or Foreign Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a) — (e) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or 6.1(j); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or the Foreign Subsidiary party thereto, or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 6.10 Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends payable solely in the same class of Capital Stock of such Person, (b) to make dividends or other distributions (directly or indirectly through Subsidiaries) payable to any Credit Party within thirty-three (33) days of such initial distribution, and if to Subsidiaries that are not Credit Parties, in an amount not to exceed $1,000,000 in the aggregate and (c) so long as (i) the Credit Parties would be in compliance with the financial covenants set forth in Section 5.9 (calculated on a Pro Forma Basis as of the date thereof after giving effect thereto), (ii) no Default or Event of Default exists or would result therefrom and (iii) the Liquidity would be no less than $20,000,000 (calculated on a Pro Forma Basis as of the date thereof after giving effect thereto), then the Company may repurchase Capital Stock issued by it.

Section 6.11 Amendment of Subordinated Debt.

The Credit Parties will not, nor will they permit any Subsidiary to, amend or modify or waive (or permit the amendment, modification or waiver of), after the issuance thereof, any of the terms of any Subordinated Debt if the effect of such amendment, modification or waiver would be (a) to increase the principal amount due thereunder, (b) to shorten or accelerate the time of payment of any amount due thereunder, (c) to increase the applicable interest rate or amount of any fees or costs due thereunder, (d) to amend the subordination provisions, if any, thereunder (including any of the definitions relating thereto), (e) to make any covenant therein more restrictive or add any new covenant, (f) to grant any Lien, (g) to provide for any additional guarantor with respect thereto unless such Person becomes a US Guarantor or Foreign Guarantor hereunder or (h) in the determination of the Administrative Agent, be adverse in any other material respect to the rights or interests of the Lenders. With respect to any Subordinated Debt, none of the Credit Parties will breach or otherwise violate any of the subordination provisions applicable thereto, including without limitation restrictions against payment of principal and interest and other amounts thereon.

Section 6.12 Sale Leasebacks.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an Operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary has sold or transferred or is to sell or transfer to a Person which is not a Credit Party or a Subsidiary or (b) which any Credit Party or any Subsidiary intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by a Credit Party or a Subsidiary to another Person which is not a Credit Party or a Subsidiary in connection with such lease.

Section 6.13 No Further Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien securing the Credit Party Obligations upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given to secure the Credit Party Obligations, except (a) pursuant to this Credit Agreement and the other Credit Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.1(c) or 6.1(j); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith or the Foreign Subsidiary party thereto, (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (d) customary anti-assignment provisions contained in leases and licensing agreements entered into in the ordinary course of business, (e) restrictions imposed by law, (f) customary restrictions contained in agreements relating to the sale of a Subsidiary of the Company pending such sale, so long as such restrictions and conditions apply only to such Subsidiary and such sale is permitted hereunder and (g) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement if such restrictions apply only to the property or assets securing such Indebtedness.

Section 6.14 Operating Leases.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or permit to exist any obligations for the payment of rent under Operating Leases which in the aggregate for all such Persons would exceed $35,000,000 in any fiscal year.

ARTICLE VII.
EVENTS OF DEFAULT

Section 7.1 Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. (i) Any Borrower shall fail to pay any principal on any Loan when due in accordance with the terms hereof; or (ii) the Company shall fail to reimburse the Issuing Lender for any LOC Obligations when due in accordance with the terms hereof; or (iii) any Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder when due in accordance with the terms hereof and such failure shall continue unremedied for three (3) days; or (iv) or any US Guarantor shall fail to pay on the US Guaranty or any Foreign Guarantor shall fail to pay on the Foreign Guaranty in respect of any of the foregoing or in respect of any other Guaranty Obligations hereunder (after giving effect to the grace period in clause (iii)); or

(b) Misrepresentation. Any representation or warranty made or deemed made herein, in the Security Documents or in any of the other Credit Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Credit Agreement shall (i) with respect to representations and warranties that contain a materiality qualification, prove to have been incorrect, false or misleading and (ii) with respect to representations and warranties that do not contain a materiality qualification, prove to have been incorrect, false or misleading in any material respect, in each case on or as of the date made or deemed made; or

(c) Covenant. (i) Any Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 5.1, 5.2, 5.4(a) (as such covenant relates to the Company only), Section 5.7(a), Section 5.9 or Article VI hereof; or (ii) any Credit Party shall fail to comply with any other covenant contained in this Credit Agreement or the other Credit Documents or any other agreement, document or instrument among or between any Credit Party, the Administrative Agent and the Lenders or executed by any Credit Party in favor of the Administrative Agent or the Lenders (other than as described in Sections 7.1(a) or 7.1(c)(i) above), and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days of its occurrence; or

(d) Cross Default. A Credit Party or any of its Subsidiaries shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Credit Party Obligations) in a principal amount outstanding of at least $5,000,000 individually, or $10,000,000 in the aggregate, for the Credit Parties and their Subsidiaries, beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $5,000,000 individually, or $10,000,000 in the aggregate, for the Credit Parties and their Subsidiaries, or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default under any Secured Hedging Agreement in an amount exceeding $5,000,000 in the aggregate for the Credit Parties and their Subsidiaries; or

(e) Bankruptcy. (i) A Credit Party or any of its Subsidiaries (other than any de minimus Foreign Subsidiary that is not a Foreign Credit Party) shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator, examiner or other similar official for it or for all or any substantial part of its assets, or a Credit Party or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Credit Party or any of its Subsidiaries (other than any de minimus Foreign Subsidiary that is not a Foreign Credit Party) any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against a Credit Party or any of its Subsidiaries (other than any de minimus Foreign Subsidiary that is not a Foreign Credit Party) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) a Credit Party or any of its Subsidiaries (other than, with respect to any of acts set forth in clause (i) above, any de minimus Foreign Subsidiary that is not a Foreign Credit Party) shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) a Credit Party or any of its Subsidiaries (other than any de minimus Foreign Subsidiary that is not a Foreign Credit Party) shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(f) Judgment. One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $1,000,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within 20 Business Days from the entry thereof.

(g) ERISA. (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of the Credit Parties or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) a Credit Party, any of its Subsidiaries or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, any Multiemployer Plan or (vi) any other similar event or condition shall occur or exist with respect to a Plan, except to the extent any of the foregoing could not reasonably be expected to have a Material Adverse Effect; or

(h) Change of Control. There shall occur a Change of Control; or

(i) Invalidity of Guaranty. At any time after the execution and delivery thereof, the Guaranty, for any reason other than the satisfaction in full of all Credit Party Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, or any Credit Party shall contest the validity or enforceability of the Guaranty or any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Credit Document to which it is a party; or

(j) Invalidity of Credit Documents. Any other Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby (except as such documents may be terminated or no longer in force and effect in accordance with the terms thereof, other than those indemnities and provisions which by their terms shall survive) or any Lien shall fail to be a first priority, perfected Lien, subject to Permitted Liens, on a material portion of the Collateral, other than by action of the Administrative Agent or the Lenders; or

(k) Subordinated Debt. Any event of default shall occur and be continuing under any Subordinated Debt or the subordination provisions contained in any Subordinated Debt shall cease to be in full force and effect or to give the Lenders the rights, powers and privileges purported to be created thereby.

Section 7.2 Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event, (a) if such event is an Event of Default specified in Section 7.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, declare the Loans (with accrued interest thereon) and all other amounts owing under this Credit Agreement and the Notes to be due and payable forthwith and direct the Company to pay to the Administrative Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall, exercise such other rights and remedies as provided under the Credit Documents and under applicable law.

ARTICLE VIII.
THE AGENT

Section 8.1 Appointment.

Each Lender hereby irrevocably designates and appoints HSBC as the Administrative Agent of such Lender under this Credit Agreement, and each such Lender irrevocably authorizes HSBC, as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Credit Agreement, together with such other powers as are reasonably incidental thereto. Each Lender acknowledges that the Credit Parties may rely on each action taken by the Administrative Agent on behalf of the Lenders hereunder. Notwithstanding any provision to the contrary elsewhere in this Credit Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or otherwise exist against the Administrative Agent.

Section 8.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care. Without limiting the foregoing, the Administrative Agent may appoint one of its affiliates as its agent to perform the functions of the Administrative Agent hereunder relating to the advancing of funds to the Borrowers and distribution of funds to the Lenders and to perform such other related functions of the Administrative Agent hereunder as are reasonably incidental to such functions. Any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Administrative Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of the Administrative Agent in its individual capacity may be transferred, shall be the Administrative Agent under this Credit Agreement without further action.

Section 8.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact, Subsidiaries or affiliates shall be (i) liable to any Lender for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Credit Agreement (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Credit Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any of the Credit Documents or for any failure of any Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance by any Credit Party of any of the agreements contained in, or conditions of, this Credit Agreement, or to inspect the properties, books or records of any Credit Party.

Section 8.4 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Credit Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Loan or Note as the owner thereof for all purposes unless an executed Assignment Agreement has been filed with the Administrative Agent pursuant to Section 9.6(c) with respect to such Loan or the Loans evidenced by such Note. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under any of the Credit Documents in accordance with a request of the Required Lenders or all of the Lenders, as may be required under this Credit Agreement, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

(b) For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

Section 8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Company referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Credit Agreement expressly requires that such action be taken, or not taken, only with the consent or upon the authorization of the Required Lenders, or all of the Lenders, as the case may be.

Section 8.6 Non Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representation or warranty to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or affiliates.

Section 8.7 Indemnification.

The Lenders agree to indemnify the Administrative Agent, the Issuing Lender and their Affiliates and their respective officers, directors, agents and employees (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Revolving Commitment Percentages in effect on the date on which indemnification is sought under this Section, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Credit Party Obligations) be imposed on, incurred by or asserted against any such indemnitee in any way relating to or arising out of any Credit Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such indemnitee under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from such indemnitee’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction. The agreements in this Section 8.7 shall survive the termination of this Credit Agreement and payment of the Notes and all other amounts payable hereunder.

Section 8.8 Administrative Agent in Its Individual Capacity.

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though the Administrative Agent were not the Administrative Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, the Administrative Agent shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 30 days’ prior notice to the Company and the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Credit Agreement and the Notes or if the Administrative Agent enters or becomes subject to receivership, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Company with such approval not to be unreasonably withheld (provided, however if an Event of Default shall exist at such time, no approval of the Company shall be required hereunder), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Credit Agreement or any holders of the Notes. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

Section 8.10 Nature of Duties.

Except as otherwise expressly stated herein, any agent (other than the Administrative Agent) or co-lead arranger listed from time to time on the cover page of this Credit Agreement shall have no obligations, responsibilities or duties under this Credit Agreement or under any other Credit Document other than obligations, responsibilities and duties applicable to all Lenders in their capacity as Lenders; provided, however, that such agents and co-lead arrangers shall be entitled to the same rights, protections, exculpations and indemnifications granted to the Administrative Agent under this Article VIII in their capacity as an agent or co-lead arranger. Administrative Agent shall be entitled to take any action or to refuse to take any action which the Administrative Agent regards as necessary for the Administrative Agent to comply with any applicable law, regulation or fiscal requirement, court order, or the rules, operating procedures or market practice of any relevant stock exchange or other market or clearing system.

Section 8.11 Releases.

The Administrative Agent shall release any US Guarantor or any Foreign Guarantor and any Lien on any Collateral, which is sold as permitted by the Credit Agreement or as otherwise permitted by the Lenders or Required Lenders, as applicable. In addition, the Administrative Agent shall release the pledge of any first-tier Foreign Subsidiary of a US Credit Party to the extent such Foreign Subsidiary ceases to be a first-tier Foreign Subsidiary.

Section 8.12 Taxes.

Notwithstanding any other provision of this Credit Agreement, the Administrative Agent shall be entitled to make a deduction or withholding from any payment which it makes under this Agreement for or on account of any present or future taxes, duties, assessments or government charges if and to the extent so required by applicable law, in which event the Administrative Agent shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted.

Section 8.13 Force Majeure.

The Administrative Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation or governmental  authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

ARTICLE IX.
MISCELLANEOUS

Section 9.1 Amendments, Waivers and Release of Collateral.

Neither this Credit Agreement nor any of the other Credit Documents, nor any terms hereof or thereof may be amended, supplemented, waived or modified (by amendment, waiver, consent or otherwise) except in accordance with the provisions of this Section nor may Collateral be released except as specifically provided herein or in the Security Documents or in accordance with the provisions of this Section 9.1. The Required Lenders may or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Credit Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive or consent to the departure from, on such terms and conditions as the Required Lenders may specify in such instrument, any of the requirements of this Credit Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification, release, waiver or consent shall:

(i) reduce the amount or extend the scheduled date of maturity of any Loan or Note or any installment thereon, or reduce the stated rate of any interest or fee payable hereunder (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; provided that, it is understood and agreed that any reduction in the stated rate of interest on Revolving Loans shall only require the written consent of each Lender holding a Revolving Commitment; or

(ii) amend, modify or waive any provision of this Section 9.1 or reduce the percentage specified in the definition of Required Lenders, without the written consent of all the Lenders; or

(iii) amend, modify or waive any provision of Article VIII without the written consent of the then Administrative Agent; or

(iv) except as provided in Section 8.11, release a Borrower or all or substantially all of the Guarantors from their obligations under the Foreign Guaranty or the US Guaranty, as applicable, without the written consent of all of the Lenders; or

(v) release all or substantially all of the Collateral, without the written consent of all of the Lenders; or

(vi) permit the Borrowers to assign or transfer any of their rights or obligations under this Credit Agreement or other Credit Documents; or

(vii) amend, modify or waive any provision of the Credit Documents affecting the rights or duties of the Administrative Agent, the Issuing Lender or the Swingline Lender under any Credit Document without the written consent of the Administrative Agent, the Issuing Lender and/or the Swingline Lender, as applicable, in addition to the Lenders required hereinabove to take such action; or

(viii) amend or modify the definition of Credit Party Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender directly affected thereby; or

(ix) amend, modify or waive the order in which Credit Party Obligations are paid in Section 2.12(b) without the written consent of each Lender directly affected thereby.

Any such waiver, amendment, supplement or modification and any such release shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the other Credit Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrowers, the other Credit Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the outstanding Loans and Notes and other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers and the other Credit Parties shall not be required for any amendment, modification or waiver of the provisions of Article VIII (other than the provisions of Sections 8.9 and 8.11).

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Section 9.2 Notices.

Except as otherwise provided in Article II, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) when delivered by hand, (b) when transmitted via telecopy (or other facsimile device) to the number set out herein, (c) the Business Day immediately following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, addressed as follows in the case of the Company, the other Credit Parties and the Administrative Agent, and, with respect to each Lender, as set forth in such Lender’s Administrative Details Form, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company and the other Credit Parties:	Lionbridge Technologies, Inc. 1050 Winter Street Waltham, MA 02451 Attention: Chief Financial Officer, Treasurer and General Counsel Telecopier: (781) 434-6057 Telephone: (781) 434-6000
The Administrative Agent:	HSBC Bank USA, National Association Corporate Trust & Loan Agency 452 Fifth Avenue New York, NY 10018 Telecopier: 1-212-525-1300 Telephone: 1-212-525-1362
with a copy to:
Goulston & Storrs, P.C. 400 Atlantic Avenue Boston, MA 02110-3333 Attn: Philip A. Herman, Esq. Telecopier: (617) 574-7592 Telephone: (617) 482-1776

Section 9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Credit Agreement and the Notes and the making of the Loans, provided that all such representations and warranties shall terminate on the date upon which the Commitments have been terminated and all amounts owing hereunder and under any Notes have been paid in full.

Section 9.5 Payment of Expenses and Taxes.

The Credit Parties agree (a) to pay or reimburse the Administrative Agent and the Arranger for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation, printing and execution of, and any amendment, supplement or modification to, this Credit Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, together with the reasonable fees and disbursements of counsel to the Administrative Agent and the Arranger, (b) to pay or reimburse each Lender and the Administrative Agent for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Credit Agreement and the other Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the Lenders (including reasonable allocated costs of in-house legal counsel), and (c) on demand, to pay, indemnify, and hold each Lender, the Administrative Agent and the Arranger harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, documentary, intangibles, excise and other similar taxes, charges or levies, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Credit Documents and any such other documents and (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Arranger and their Affiliates and their respective officers, directors, employees, partners, members, counsel, agents, representatives, advisors and affiliates (collectively called the “Indemnitees”) harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than those liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements for which indemnification is provided by the Credit Parties pursuant to, or which are otherwise addressed by, Article II) with respect to the execution, delivery, enforcement, performance and administration of the Credit Documents and any such other documents and the use, or proposed use, of proceeds of the Loans (all of the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrowers shall not have any obligation hereunder to an Indemnitee with respect to Indemnified Liabilities arising from the gross negligence, wrongful refusal to fund or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction pursuant to a final non-appealable judgment. The agreements in this Section 9.5 shall survive repayment of the Loans, Notes and all other amounts hereunder.

Section 9.6 Successors and Assigns; Participations; Purchasing Lenders.

(a) This Credit Agreement shall be binding upon and inure to the benefit of the Credit Parties, the Lenders, the Administrative Agent, all future holders of the Notes and their respective successors and assigns, except that the Credit Parties may not assign or transfer any of their rights or obligations under this Credit Agreement or the other Credit Documents without the prior written consent of each Lender.

(b) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Credit Agreement to the other parties to this Credit Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Credit Agreement, and the Company and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. No Lender shall transfer or grant any participation under which the Participant shall have rights to approve any amendment to or waiver of this Credit Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the scheduled maturity of any Loan or Note or any installment thereon in which such Participant is participating, or reduce the stated rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of interest at the increased post-default rate set forth in Section 2.9 which shall be determined by a vote of the Required Lenders) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect; provided that, it is understood and agreed that (A) a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and (B) an increase in any Commitment or Loan shall be permitted without consent of any participant if the Participant’s participation is not increased as a result thereof, (ii) except as provided in Section 8.11, release a Borrower or all or substantially all of the Guarantors from their obligations under the US Guaranty or the Foreign Guaranty, as applicable, (iii) release all or substantially all of the Collateral, or (iv) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Credit Agreement. In the case of any such participation, the Participant shall not have any rights under this Credit Agreement or any of the other Credit Documents (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation; provided that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, further, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender may, in accordance with applicable law, at any time, sell or assign to any Lender or any Affiliate or Approved Fund thereof and to one or more additional banks, insurance companies, financial institutions, investment funds or other entities (“Purchasing Lenders”), all or any part of its rights and obligations under this Credit Agreement and the Notes in minimum amounts of $5,000,000 with respect to its Revolving Commitment and its Revolving Loans (or, if less, the entire amount of such Lender’s Revolving Commitment and Revolving Loans), pursuant to an Assignment Agreement, executed by such Purchasing Lender, such transferor Lender, the Administrative Agent and the Company (to the extent required), and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, however, that (A) any sale or assignment to an existing Lender, or Affiliate or Approved Fund thereof, shall not require the consent of the Company nor shall any such sale or assignment be subject to the minimum assignment amounts specified herein, and (B) so long as no Default or Event of Default shall have occurred and be continuing, any sale or assignment of a portion of the Revolving Loans and a Revolving Loan Commitment shall require the consent of the Company. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date specified in such Assignment Agreement, (1) the Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Assignment Agreement, have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (2) the transferor Lender thereunder shall, to the extent provided in such Assignment Agreement, be released from its obligations under this Credit Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of a transferor Lender’s rights and obligations under this Credit Agreement, such transferor Lender shall cease to be a party hereto; provided, however, that such Lender shall continue to be entitled to any indemnification rights that expressly survive hereunder). Such Assignment Agreement shall be deemed to amend this Credit Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Credit Agreement and the Notes. On or prior to the Transfer Effective Date specified in such Assignment Agreement, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the Notes delivered to the Administrative Agent pursuant to such Assignment Agreement new Notes to the order of such Purchasing Lender in an amount equal to the Commitment assumed by it pursuant to such Assignment Agreement and, unless the transferor Lender has not retained a Commitment hereunder, new Notes to the order of the transferor Lender in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. A Loan (and the related Note) recorded on the Register may be assigned or sold in whole or in part upon registration of such assignment or sale on the Register. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Credit Agreement. The Register shall be available for inspection by the Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. In the event that any Lender sells participations in a Loan recorded on the Register, such Lender shall maintain a register on which it enters the name of all participants in such Loans held by it (the “Participant Register”). A Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered Note shall expressly so provide). Any participation of such Loan recorded on the Register (and the registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(e) Upon its receipt of a duly executed Assignment Agreement, together with payment to the Administrative Agent by the transferor Lender or the Purchasing Lender, as agreed between them, of a registration and processing fee of $3,500 (which registration and processing fee shall not be payable in connection with an assignment to an Affiliate) for each Purchasing Lender listed in such Assignment Agreement and the Notes subject to such Assignment Agreement, the Administrative Agent shall (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Lenders and the Company.

(f) The Borrowers authorize each Lender to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and its Subsidiaries which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Credit Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Borrowers and their Affiliates prior to becoming a party to this Credit Agreement, in each case subject to Section 9.15.

(g) At the time of each assignment pursuant to this Section 9.6 to a Person which is not already a Lender hereunder, the respective assignee Lender shall provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms described in Section 2.18.

(h) Nothing herein shall prohibit any Lender from pledging or assigning any of its rights under this Credit Agreement (including, without limitation, any right to payment of principal and interest under any Note) to secure obligations of such Lender, including without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank.

Section 9.7 Adjustments; Set off.

(a) Each Lender agrees that if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to a Bankruptcy Event or otherwise) in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrowers agree that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law (including, without limitation, other rights of set-off), each Lender shall have the right, without prior notice to the Borrowers or the applicable Credit Party, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable law, upon the occurrence of any Event of Default, to setoff and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held by or owing to such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers or any other Credit Party, or any part thereof in such amounts as such Lender may elect, against and on account of the Loans and other Credit Party Obligations of the Borrowers and the other Credit Parties to the Administrative Agent and the Lenders and claims of every nature and description of the Administrative Agent and the Lenders against the Borrowers and the other Credit Parties, in any currency, whether arising hereunder, under any other Credit Document or any Secured Hedging Agreement pursuant to the terms of this Credit Agreement, as such Lender may elect, whether or not the Administrative Agent or the Lenders have made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The aforesaid right of set-off may be exercised by such Lender against the Borrowers, any other Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver or execution, judgment or attachment creditor of the Borrowers or any other Credit Party, or against anyone else claiming through or against the Borrowers, any other Credit Party or any such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the occurrence of any Event of Default. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding the terms of this Section to the contrary, each of the Lenders and the Administrative Agent acknowledge and agree that it will not set-off any account of the Foreign Borrower to repay Credit Party Obligations of a US Credit Party.

Section 9.8 Table of Contents and Section Headings.

The table of contents and the Section and subsection headings herein are intended for convenience only and shall be ignored in construing this Credit Agreement.

Section 9.9 Counterparts.

This Credit Agreement may be executed by one or more of the parties to this Credit Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Credit Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.

Section 9.10 Effectiveness.

This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Administrative Agent pursuant to Section 9.2 or, in the case of the Lenders, shall have given to the Administrative Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

Section 9.11 Severability.

Any provision of this Credit Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.12 Integration.

This Credit Agreement and the other Credit Documents represent the agreement of the Borrowers, the other Credit Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Borrowers, the other Credit Parties, or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or therein.

Section 9.13 Governing Law.

This Credit Agreement and, unless otherwise specified therein, each other Credit Document and the rights and obligations of the parties under this Credit Agreement and such other Credit Document shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to conflict of laws principles thereof (other than Sections 5-1401 and 5-1402 of The New York General Obligations Law).

Section 9.14 Consent to Jurisdiction and Service of Process.

All judicial proceedings brought against the Borrowers and/or any other Credit Party with respect to this Credit Agreement, any Note or any of the other Credit Documents may be brought in any state or federal court of competent jurisdiction in the State of New York, and, by execution and delivery of this Credit Agreement, the Borrowers and each of the other Credit Parties accepts, for itself and in connection with its properties, generally and unconditionally, the non exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. The Borrowers and each of the other Credit Parties irrevocably agree that all service of process in any such proceedings in any such court may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto, such service being hereby acknowledged by the Borrowers and the other Credit Parties to be effective and binding service in every respect. The Borrowers, the other Credit Parties, the Administrative Agent and the Lenders irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender to bring proceedings against the Borrowers or the other Credit Parties in the court of any other jurisdiction.

Section 9.15 Confidentiality.

The Administrative Agent and each of the Lenders agrees that it will not disclose without the prior consent of the Company any information (the “Information”) with respect to the Credit Parties and their Subsidiaries which is furnished pursuant to this Credit Agreement, any other Credit Document or any documents contemplated by or referred to herein or therein, except that any Lender may disclose any such Information (a) to its employees, affiliates, auditors or counsel or to another Lender, (b) as has become generally available to the public other than by a breach of this Section 9.15, (c) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or the Office of the Comptroller of the Currency or the National Association of Insurance Commissioners or similar organizations (whether in the United States or elsewhere) or their successors, (d) as may be required or appropriate in response to any summons or subpoena or any law, order, regulation or ruling applicable to such Lender, (e) to (i) any prospective Participant or assignee in connection with any contemplated transfer pursuant to Section 9.6 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, provided that such prospective transferee or counterparty shall have been made aware of this Section 9.15 and shall have agreed to be bound by its provisions as if it were a party to this Credit Agreement, (f) to Gold Sheets and other similar bank trade publications; such information to consist of deal terms and other information regarding the credit facilities evidenced by this Credit Agreement customarily found in such publications, (g) in connection with any suit, action or proceeding for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies or interests under or in connection with the Credit Documents or any Secured Hedging Agreement, (h) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.15), or (i) any nationally recognized rating agency that requires access to customary information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender.

Section 9.16 Acknowledgments.

The Company and the other Credit Parties each hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of each Credit Document;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Company or any other Credit Party arising out of or in connection with this Credit Agreement and the relationship between the Administrative Agent and the Lenders, on one hand, and the Company and the other Credit Parties, on the other hand, in connection herewith is solely that of debtor and creditor; and

(c) no joint venture exists among the Lenders or among the Company or the other Credit Parties and the Lenders.

Section 9.17 Waivers of Jury Trial; Waiver of Consequential Damages.

THE BORROWERS, THE OTHER CREDIT PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN. Each of the Company, the other Credit Parties, the Administrative Agent and the Lenders agree not to assert any claim against any other party to this Credit Agreement or any their respective directors, officers, employees, attorneys, Affiliates or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein.

Section 9.18 Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any other party) hereby notifies the Company that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act.

Section 9.19 Release of Collateral.

Each Lender hereby directs the Administrative Agent to release, and the Administrative Agent agrees to release, any Lien held by it under the Security Documents on the Termination Date; provided, however, that the Administrative Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty.

Section 9.20 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each of the Credit Parties in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent or such Lender in Dollars, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent and the Lenders agree to apply such excess to any Credit Party Obligations then due and payable in accordance with the terms of Section 2.12.

Section 9.21 Foreign Subsidiary Restructuring.

After the Closing Date, the Company intends to restructure its Foreign Subsidiaries to improve corporate management efficiency, reduce expenses and minimize tax obligations. The reorganization will be accomplished by consolidating the ownership of some of the Foreign Subsidiaries (including possibly some Foreign Credit Parties). Therefore, notwithstanding any provision to the contrary within this Credit Agreement, the Administrative Agent and the Lenders agree that the Credit Parties shall be permitted, without seeking an amendment or waiver under this Credit Agreement, to effect this restructuring by contributing, distributing, selling or otherwise transferring the Capital Stock of certain existing Foreign Subsidiaries (including Foreign Credit Parties) to one or more Foreign Subsidiaries; provided that (a) any Foreign Subsidiary that is a Foreign Credit Party prior to such contribution, distribution, sale, merger or other transfer shall remain a Foreign Credit Party after giving effect thereto, if still existing, and (b) if a Foreign Credit Party existing prior to such contribution, distribution, sale, merger or other transfer does not exist thereafter, the Foreign Subsidiary to which such Foreign Credit Party was contributed, distributed, sold, merged or otherwise transferred shall join this Agreement as a Foreign Credit Party. The Administrative Agent and the Lenders further agree that they will, pursuant to Section 8.11, release any existing pledges of Capital Stock of a Foreign Subsidiary that, after the restructuring, is no longer a first-tier Foreign Subsidiary of the Company; provided, however, that 65% of the voting Capital Stock of any first-tier Foreign Subsidiaries of the Company, if any, resulting from such restructuring will be pledged to the Administrative Agent and the Lenders.

Section 9.22 Amendment and Restatement.

This Credit Agreement amends and restates the Existing Agreement in its entirety. All loans and advances evidenced by the Existing Agreement shall be deemed to be included in, and refinanced by, the Loan pursuant to this Credit Agreement. All the obligations pursuant to the Existing Agreement shall continue to be the obligations under this Credit Agreement and the other Credit Documents. Nothing herein shall be a discharge of the loans and advances pursuant to the Existing Agreement.

Section 9.23 No Novation or Satisfaction.

AT NO TIME SHALL THIS CREDIT AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS CONSITUTE, OR BE DEEMED OR CONSTRUED TO CONSTITUTE, IN WHOLE OR IN PART, A NOVATION, SATISFACTION, RELEASE, DISCHARGE OR TERMINATION (EXCEPT AS SET FORTH IN SEPARATE TERMINATION AGREEMENTS ENTERED INTO IN CONNECTION WITH THIS CREDIT AGREEMENT) OF THE ORIGINAL LOAN OR THE LOAN DOCUMENTS ENTERED INTO IN CONNECTION WITH THE EXISTING AGREEMENT OR OF ANY OF THE LIENS AND SECURITY INTEREST CREATED PURSUANT THERETO OR IN CONNECTION THEREWITH. INSTEAD, AT ALL TIMES, THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS SHALL CONSTITUTE, AND SHALL BE DEEMED AND CONSTRUED TO CONSTITUTE, A CONTINUATION OF THE ORIGINAL LOAN AND THE LOAN DOCUMENTS ENTERED INTO IN CONNECTION WITH THE EXISTING AGREEMENT IN MODIFIED FORM AND A REAFFIRMATION OF THE CONTINUING EFFECTIVENESS OF ALL LIENS AND SECURITY INTERESTS CREATED PURSUANT THERETO OR IN CONNECTION THEREWITH.

ARTICLE X.
US GUARANTY

Section 10.1 The US Guaranty.

In order to induce the Lenders to enter into this Agreement and any Hedging Agreement Provider to enter into any Secured Hedging Agreement with the Company or any of its Domestic Subsidiaries and to extend credit hereunder and thereunder, and in recognition of the direct benefits to be received by the US Guarantors from the Extensions of Credit hereunder and the extensions of credit under any Secured Hedging Agreement, each of the US Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: each US Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations of the Company. If any or all of the Credit Party Obligations of the Company becomes due and payable, each US Guarantor unconditionally promises to pay such Credit Party Obligations to the Administrative Agent, the Lenders and the Hedging Agreement Providers, or order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent, the Lenders or the Hedging Agreement Providers in collecting any of such Credit Party Obligations. The US Guaranty set forth in this Article X is a guaranty of timely payment and not of collection.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a US Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each such US Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

Section 10.2 Bankruptcy.

Additionally, each of the US Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Company to the Lenders and the Hedging Agreement Providers whether or not due or payable by the Company upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders and to any such Hedging Agreement Provider, or order, on demand, in lawful money of the United States. Each of the US Guarantors further agrees that to the extent that the Company or a US Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent, any Lender or any Hedging Agreement Provider, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Company or a US Guarantor, the estate of the Company or a US Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 10.3 Nature of Liability.

The liability of each US Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Company whether executed by any such US Guarantor, any other guarantor or by any other party, and no US Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Company or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Company, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Company, or (e) any payment made to the Administrative Agent, the Lenders or any Hedging Agreement Provider on the Credit Party Obligations which the Administrative Agent, such Lenders or such Hedging Agreement Provider repay the Company pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the US Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 10.4 Independent Obligation.

The obligations of each US Guarantor hereunder are independent of the obligations of any other US Guarantor or the Company, and a separate action or actions may be brought and prosecuted against each US Guarantor whether or not action is brought against any other US Guarantor or the Company and whether or not any other US Guarantor or the Company is joined in any such action or actions.

Section 10.5 Authorization.

Each of the US Guarantors authorizes the Administrative Agent, each Lender and each Hedging Agreement Provider without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any US Guarantor or any other party for the payment of the US Guaranty or the Credit Party Obligations and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, US Guarantors, the Company or other obligors.

Section 10.6 Reliance.

It is not necessary for the Administrative Agent, the Lenders or any Hedging Agreement Provider to inquire into the capacity or powers of the Company or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 10.7 Waiver.

(a) Each of the US Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent, any Lender or any Hedging Agreement Provider to (i) proceed against the Company, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Company, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s, any Lender’s or any Hedging Agreement Provider’s power whatsoever. Each of the US Guarantors waives any defense based on or arising out of any defense of the Company, any other guarantor or any other party other than payment in full of the Credit Party Obligations, including, without limitation, any defense based on or arising out of the disability of the Company, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Company other than payment in full of the Credit Party Obligations. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Company or any other party, or any security, without affecting or impairing in any way the liability of any US Guarantor hereunder except to the extent the Credit Party Obligations have been paid in full and the Commitments have been terminated. Each of the US Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the US Guarantors against the Company or any other party or any security.

(b) Each of the US Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the US Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each US Guarantor assumes all responsibility for being and keeping itself informed of the Company’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations and the nature, scope and extent of the risks which such US Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such US Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the US Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the US Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders or any Hedging Agreement Provider against the Company or any other guarantor of the Credit Party Obligations of the Company owing to the Lenders or any such Hedging Agreement Provider (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the US Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated. Each of the US Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent, the Lenders or any Hedging Agreement Provider now has or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Company and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders and/or any such Hedging Agreement Provider to secure payment of the Credit Party Obligations of the Company until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

Section 10.8 Limitation on Enforcement.

The Lenders and the Hedging Agreement Providers agree that this US Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender or Hedging Agreement Provider shall have any right individually to seek to enforce or to enforce the US Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement and for the benefit of any Hedging Agreement Provider under any Secured Hedging Agreement. The Lenders and the Hedging Agreement Providers further agree that this US Guaranty may not be enforced against any director, officer, employee or stockholder of the US Guarantors.

Section 10.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment in cash in full of the Credit Party Obligations and obligations which are the subject of the US Guaranty and termination of the Commitments relating thereto (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements), confirm to the Company, the US Guarantors or any other Person that such Credit Party Obligations and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 10.2, and shall release all Liens securing the Credit Party Obligations.

ARTICLE XI.
FOREIGN GUARANTY; JOINT AND SEVERAL LIABILITY OF FOREIGN BORROWERS

Section 11.1 The Foreign Guaranty.

In order to induce the Lenders to enter into this Agreement and to extend credit hereunder, and in recognition of the direct benefits to be received by the Foreign Guarantors from the Extensions of Credit to the Foreign Borrower hereunder, each of the Foreign Guarantors hereby agrees with the Administrative Agent and the Lenders as follows: each Foreign Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all Credit Party Obligations of the Foreign Borrower. If any or all of the Credit Party Obligations of the Foreign Borrower becomes due and payable, each Foreign Guarantor unconditionally promises to pay such indebtedness to the Administrative Agent and the Lenders, or order, on demand, together with any and all reasonable expenses which may be incurred by the Administrative Agent or the Lenders in collecting any of such Credit Party Obligations. The Foreign Guaranty set forth in this Article XI is a guaranty of timely payment and not of collection.

Section 11.2 Bankruptcy.

Additionally, each of the Foreign Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Credit Party Obligations of the Foreign Borrower to the Lenders whether or not due or payable by the Foreign Borrower upon the occurrence of any of the events specified in Section 7.1(e), and unconditionally promises to pay such Credit Party Obligations to the Administrative Agent for the account of the Lenders, or order, on demand, in lawful money of the United States. Each of the Foreign Guarantors further agrees that to the extent that the Foreign Borrower or a Foreign Guarantor shall make a payment or a transfer of an interest in any property to the Administrative Agent or any Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Foreign Borrower or a Foreign Guarantor, the estate of the Foreign Borrower or a Foreign Guarantor, a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

Section 11.3 Nature of Liability.

The liability of each Foreign Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Credit Party Obligations of the Foreign Borrower whether executed by any such Foreign Guarantor, any other guarantor or by any other party, and no Foreign Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Foreign Borrower or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Credit Party Obligations of the Foreign Borrower, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Foreign Borrower, or (e) any payment made to the Administrative Agent or the Lenders on the Credit Party Obligations of the Foreign Borrower which the Administrative Agent or such Lenders repay the Foreign Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Foreign Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

Section 11.4 Independent Obligation.

The obligations of each Foreign Guarantor hereunder are independent of the obligations of any other Foreign Guarantor or the Foreign Borrower, and a separate action or actions may be brought and prosecuted against each Foreign Guarantor whether or not action is brought against any other Foreign Guarantor or the Foreign Borrower and whether or not any other Foreign Guarantor or the Foreign Borrower are joined in any such action or actions.

Section 11.5 Authorization.

Each of the Foreign Guarantors authorizes the Administrative Agent and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Credit Party Obligations or any part thereof in accordance with this Agreement, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Foreign Guarantor or any other party for the payment of the Foreign Guaranty or the Credit Party Obligations of the Foreign Borrower and exchange, enforce waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Foreign Guarantors, Foreign Borrower or other obligors.

Section 11.6 Reliance.

It is not necessary for the Administrative Agent or the Lenders to inquire into the capacity or powers of the Foreign Borrower or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Credit Party Obligations of the Foreign Borrower made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

Section 11.7 Waiver.

(a) Each of the Foreign Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Administrative Agent or any Lender to (i) proceed against the Foreign Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from the Foreign Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Administrative Agent’s or any Lender’s power whatsoever. Each of the Foreign Guarantors waives any defense based on or arising out of any defense of the Foreign Borrower, any other guarantor or any other party other than payment in full of the Credit Party Obligations of the Foreign Borrower and termination of all Commitments with respect thereto, including, without limitation, any defense based on or arising out of the disability of the Foreign Borrower, any other guarantor or any other party, or the unenforceability of the Credit Party Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Foreign Borrower other than payment in full of the Credit Party Obligations and termination of all Commitments with respect thereto. The Administrative Agent may, at its election, foreclose on any security held by the Administrative Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Administrative Agent or any Lender may have against the Foreign Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Foreign Guarantor hereunder except to the extent the Credit Party Obligations of the Foreign Borrower have been paid in full and the Commitments with respect thereto have been terminated. Each of the Foreign Guarantors waives any defense arising out of any such election by the Administrative Agent or any of the Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Foreign Guarantors against the Foreign Borrower or any other party or any security.

(b) Each of the Foreign Guarantors waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of the Foreign Guaranty, and notices of the existence, creation or incurring of new or additional Credit Party Obligations. Each Foreign Guarantor assumes all responsibility for being and keeping itself informed of the Foreign Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Credit Party Obligations of the Foreign Borrower and the nature, scope and extent of the risks which such Foreign Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any Lender shall have any duty to advise such Foreign Guarantor of information known to it regarding such circumstances or risks.

(c) Each of the Foreign Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of the Foreign Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Lenders against the Foreign Borrower or any other guarantor of the Credit Party Obligations of the Foreign Borrower owing to the Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of the Foreign Guaranty until such time as the Loans hereunder shall have been paid and the Commitments have been terminated. Each of the Foreign Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Administrative Agent or the Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Credit Party Obligations of the Foreign Borrower and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Lenders to secure payment of the Credit Party Obligations of the Foreign Borrower until such time as the Loans hereunder shall have been paid and the Commitments have been terminated.

Section 11.8 Limitation on Enforcement.

The Lenders agree that this Foreign Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no Lender shall have any right individually to seek to enforce or to enforce the Foreign Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lenders under the terms of this Agreement. The Lenders further agree that this Foreign Guaranty may not be enforced against any director, officer, employee or stockholder of the Foreign Guarantors.

Section 11.9 Confirmation of Payment.

The Administrative Agent and the Lenders will, upon request after payment in cash in full of the Credit Party Obligations of the Borrowers and obligations which are the subject of the Foreign Guaranty and termination of the Commitments relating thereto (excluding any continuing obligations under any Secured Hedging Agreements, pooling agreements or cash management agreements), confirm to the Foreign Borrower, the Foreign Guarantors or any other Person that such Credit Party Obligations of the Foreign Borrower and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 11.2, and shall release all Liens securing the Credit Party Obligations.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by its proper and duly authorized officers as of the day and year first above written.

COMPANY:	LIONBRIDGE TECHNOLOGIES, INC., a Delaware corporation By: /s/

Name: Donald Muir Title: Chief Financial Officer

FOREIGN BORROWER:	LIONBRIDGE INTERNATIONAL FINANCE LIMITED, a company formed under the laws of Ireland By: /s/

Name: Tina Wang Title: Director

US GUARANTORS:	VERITEST, INC., a Delaware corporation By:/s/

Name: Tina Wang Title: Treasurer

LIONBRIDGE US, INC., a Delaware corporation By: /s/

Name: Tina Wang Title: Treasurer
LIONBRIDGE GLOBAL SOLUTIONS II, INC., a New York corporation By: /s/

Name: Tina Wang Title: Treasurer
LIONBRIDGE GLOBAL SOLUTIONS FEDERAL, INC., a Delaware corporation By: /s/

Name: Margaret Shukur Title: Secretary
LIONBRIDGE GLOBAL SOURCING SOLUTIONS, INC., a Delaware corporation By: /s/

Name: Tina Wang Title: Treasurer

ADMINISTRATIVE AGENT:	HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent By: /s/

Name: Manuel Burgueno Title: Senior Vice President

LENDER, SOLE LEAD ARRANGER AND SOLE BOOK RUNNER:	HSBC BANK USA, NATIONAL ASSOCIATION, as Lender, Sole Lead Arranger and Sole Book Runner By: /s/

Name: Manuel Burgueno Title: Senior Vice President

FOREIGN GUARANTORS

LIONBRIDGE INTERNATIONAL, a company formed under the laws of Ireland By: /s/

Name: Tina Wang Title: Director
LIONBRIDGE LUXEMBOURG S.a.r.l., a company formed under the laws of Luxembourg By: /s/

Name: Marc Litz Title: Type A Manager

LENDER:	RBS CITIZENS, N.A. as a Lender By: /s/

Name: David J. Bugbee Title: Senior Vice President

LENDER:	PEOPLE’S UNITED BANK, as a Lender By: /s/

Name: Greg Batsevitsky Title: Senior Vice President